Filed Pursuant to Rule 424(b)(5)

Registration Statement 333-152776

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of Registration Fee(2)
3.25% Convertible Senior Notes due 2015	$690,000,000	100%	$690,000,000	$27,117.00
Common Stock, $0.625 par value per share	(3)	(3)	(3)	(3)
Guarantees	(4)	(4)	(4)	(4)

(1)	Includes notes that may be purchased by the underwriters pursuant to their option to purchase additional notes to cover over-allotments.

(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-152776 ) filed by the Registrant on August 5, 2008.

(3)	Includes an indeterminate number of shares of common stock issuable upon conversion of the notes being registered hereby or in connection with a stock split, stock dividend, recapitalization or similar event for which no registration fee is payable pursuant to Rule 457(i).

(4)	Includes the guarantees of the notes by operating subsidiaries of Massey Energy Company, for which no additional registration fee is payable pursuant to Rule 457(n).

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152776

PROSPECTUS SUPPLEMENT	August 6, 2008

(To Prospectus dated August 5, 2008)

$600,000,000

Massey Energy Company

3.25% Convertible Senior Notes due 2015

NOTES

➢	We are offering $600.0 million aggregate principal amount of our 3.25% convertible senior notes due 2015.

➢

We will pay 3.25% interest per annum on the principal amount of the notes, payable semi-annually in arrears on August 1 and February 1 of each year, beginning on February 1, 2009. Interest will accrue on the notes from and including August 12, 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

➢	The notes will mature on August 1, 2015.

CONVERSION

➢

The notes will be convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 11.4106 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $87.64 per share), in certain circumstances.

➢

Subject to earlier repurchase, holders may convert their notes only under the following circumstances: (1) the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2008, if the closing sale price per share of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) the notes will be convertible upon the occurrence of specified corporate transactions; and (4) the notes will be convertible at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015.

➢

Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 20 consecutive trading days that begins on, and includes, the third trading day after the conversion date or, with respect to notes converted on or after the 25th scheduled trading day prior to the maturity date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day before the maturity date. We refer to the cash due upon conversion as the “principal return” and the shares, if any, due upon conversion as the “net shares.”

➢	A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” may in certain circumstances be entitled to an increased conversion rate.

REDEMPTION AND REPURCHASE

➢	The notes are not redeemable at our option prior to maturity.

➢

Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

RANKING AND GUARANTEES

➢

The notes will be our senior unsecured obligations and will be guaranteed by substantially all of our current and future operating subsidiaries. The notes and the guarantees will rank equally with all of our and our guarantors’ existing and future senior unsecured indebtedness and rank senior to all of our and our guarantors’ indebtedness that is expressly subordinated to the notes and the guarantees, but will be effectively subordinated to all of our and our guarantors’ existing and future senior secured indebtedness to the extent of the value of the assets securing that indebtedness and to all liabilities of our subsidiaries that are not guarantors.

LISTING

➢

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.

➢

Our common stock is listed on the New York Stock Exchange under the ticker symbol “MEE.” On August 6, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $63.38 per share.

CONCURRENT OFFERING

➢

Concurrently with this offering of notes, we are offering an aggregate of 3,800,000 shares of our common stock (up to 4,370,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock to cover over-allotments, if any) pursuant to a separate prospectus supplement and accompanying prospectus. This notes offering is not contingent upon the common stock offering, and the common stock offering is not contingent upon this notes offering.

Investing in the notes and our common stock involves a high degree of risk. Before buying any notes, you should read the discussion of material risks of investing in the notes and our common stock in “Risk factors” beginning on page S-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	$600,000,000
Underwriting discounts and commissions	2.25%	$13,500,000
Proceeds, before expenses, to us	97.75%	$586,500,000

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $90.0 million aggregate principal amount of notes, solely to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about August 12, 2008.

Joint Book-Running Managers

UBS Investment Bank	JPMorgan

Lead Manager

PNC Capital Markets

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not offers to sell, nor are they seeking an offer to buy, the notes offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of this prospectus supplement or any sale of the notes offered hereby.

Prospectus Supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this notes offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Incorporation of Certain Information by Reference.”

In this prospectus supplement, we refer to information regarding the coal industry in the United States from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus supplement. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus supplement refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly-owned and sole, direct operating subsidiary.

Summary

This summary highlights selected information about us and this notes offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information under the caption “Risk Factors” and the information we incorporate by reference, in its entirety.

MASSEY ENERGY COMPANY

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through our 23 processing and shipping centers, called “resource groups,” many of which receive coal from multiple mines. These resource groups support our 43 underground mines (two of which employ both room and pillar and longwall mining) and 14 surface mines (with nine highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that we operate may vary from time to time depending on a number of factors, including existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor. Steam (also called utility) coal, which accounted for approximately 69% and 64% of our produced coal sales volume in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, is primarily purchased by utilities as fuel for electricity generation. Approximately 10% of our produced coal sales volume in both the year ended December 31, 2007 and the six months ended June 30, 2008 was generated by sales to industrial customers that use coal with certain quality characteristics for generation of electricity or for process steam. Metallurgical coal, which accounted for approximately 21% and 26% of our produced coal sales volume in the year ended December 31, 2007 and the six months ended June 30, 2008, respectively, is used primarily to make coke for use in the manufacture of steel and can also be marketed as an ultra high quality, low sulfur steam coal for electricity generation. Metallurgical coal generally sells at a premium over steam coal because of its unique quality characteristics. During the year ended December 31, 2007 and the six months ended June 30, 2008, we sold 39.9 million and 20.4 million tons, respectively, of coal generating produced coal revenues of $2,054.4 million and $1,253.5 million, respectively.

We are one of the premier coal producers in the United States by several measures:

➢	As measured by 2007 revenues, EVA ranks us as the fourth largest coal company in the United States based on produced coal revenues;

➢	We are the largest coal producer in the Central Appalachian region, the largest coal-producing region by revenues in the United States;

➢	We are one of the largest producers of metallurgical coal in the United States; and

➢	We estimate that we control approximately 2.3 billion tons of proven and probable coal reserves as of December 31, 2007, which should last for more than 50 years at current production levels.

Competitive Strengths

We believe that our competitive strengths will enable us to enhance our position as one of the premier coal producers in the United States.

We are the largest coal producer in Central Appalachia, the largest U.S. coal-producing region by revenues.    We are the largest coal producer in the Central Appalachian region with a proven reputation as a skilled, long-term operator. In 2007, our produced coal sales volume in Central Appalachia was approximately twice that of our next closest competitor in the region. The Central Appalachian region is a principal source in the United States of bituminous coal of steam and metallurgical grades, primarily of a low sulfur content. In 2007, the region accounted for approximately 16% of U.S. coal produced tons. We have an in-depth knowledge of the area’s coal reserves, mining conditions, customers, property owners and employee base. We believe this regional focus affords us operating efficiencies.

We have a large, high quality, diverse reserve base.    We control approximately 2.3 billion tons of proven and probable coal reserves, which makes us the largest holder of proven and probable coal reserves in the Central Appalachian region. Our reserves include both high quality, low sulfur steam coal desired by public utility and industrial customers and metallurgical coal demanded by steel manufacturers. Approximately 1.4 billion tons of our proven and probable coal reserves contain less than 1% sulfur, of which approximately 0.9 billion tons are compliance coal that meets the current sulfur emission standards of the Clean Air Act. Our reserve base should last approximately 50 years based on current production levels. We are one of the largest U.S. producers of premium metallurgical coal, which we sell to steel producers domestically and overseas.

We have a low level of employee-related long-term liabilities.    Our employee-related legacy liabilities are significantly lower than those of many of our coal industry peers. As of December 31, 2007, we had pension trust assets with a fair market value of approximately $291.7 million, which were in excess of our defined benefit pension plan projected benefit obligation of approximately $252.2 million. Our retiree healthcare benefit liability (OPEB) was approximately $147.7 million at December 31, 2007.

We have strong, long-term relationships with a broad base of customers.    We have strong relationships with a broad base of over 125 customers. The majority of these customers purchase coal under long-term contracts with terms of one year or longer. We believe these contracts provide us with stable and predictable cash flow. Many of our customers are well-established utilities who have been our customers for a number of years. Additionally, the proximity of our mines to many of our customers provides us with an advantage over suppliers from western coal basins in terms of freight cost and delivery time.

We have built a superior infrastructure and transportation system.    Over the last eight years, we have invested approximately $2.1 billion to upgrade, expand and maintain our mining, processing and transporting capabilities. These projects include the development of new underground and surface mines, investments in new mining equipment, including high productivity surface mining equipment, expansion of processing plant capacity and development of systems to reduce our reliance on trucking, the most expensive transportation method, including the construction of conveyor belt systems and investments in train loading facilities.

We have demonstrated our ability to grow our coal reserves and production through acquisitions and other strategic transactions.    We have grown our reserve base and production capacity through the strategic acquisition and integration of coal operations as well as through reserve swaps and coal leases. We have utilized a disciplined acquisition strategy that has helped us to avoid the difficulties often associated with the integration of acquisitions.

Our senior executive officers have significant experience in the coal industry.    Our senior executive officers have an average of 23 years of experience in the coal industry and an average of 20 years of experience with us.

Strategy

Our primary objectives are to capitalize on current market conditions and to continue to build upon our competitive strengths to enhance our position as one of the premier coal producers in the United States by:

Expanding production in response to strong coal market conditions.    We are in the process of expanding our production capabilities to take advantage of the strong coal market. Our internal expansion and cost reduction plan anticipates developing net additional annual production of up to 10 million tons in 2010 compared to 2007, with the ramp up occurring during 2008 to 2010. These new tons will be weighted towards metallurgical coal production, which we believe will be cost advantaged versus existing comparable quality competitor production.

Enhancing profitability through continued safety improvements, productivity gains and cost measurement.    We continue to seek to reduce operating costs and increase profitability at our mines through our safety, productivity and cost measurement initiatives. We continue to implement safety measures designed to improve our profitability. In addition, we seek to enhance productivity by applying best practices. We also manage costs by generating critical data in a timely manner to measure performance, cost and materials usage in our mining operations.

Expanding use of more productive mining methods.    Currently, we engage in four principal coal mining methods: underground “room and pillar” mining, underground longwall mining, highwall mining and surface mining. Because highwall mining and surface mining are high-productivity, low-cost mining methods, we will seek to increase production from our use of those methods to the extent permissible and cost-effective.

Pursuing strategic acquisitions.    We believe that the coal industry will undergo increasing consolidation over the coming years. We plan to build on our position as the largest producer in Central Appalachia by pursuing growth in a disciplined manner through the opportunistic acquisition of additional coal reserves and mining facilities. We believe there are synergistic expansion opportunities in the region to further strengthen our reserve base.

Forming strategic contractual arrangements with major customers.    We will continue to seek contractual arrangements with customers to provide services in addition to coal. These initiatives strengthen our relationships with our customers and provide opportunities to increase sales.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this notes offering, we are offering 3,800,000 shares of our common stock (or up to 4,370,000 shares of our common stock if the underwriters exercise their over-allotment option) pursuant to a separate prospectus supplement. This notes offering is not contingent upon the common stock offering and the common stock offering is not contingent upon this notes offering. We expect to raise approximately $833.7 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent common stock offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the concurrent common stock offering and that the underwriters for the common stock offering do not exercise their over-allotment option to purchase additional shares of common stock and that the underwriters for this offering of notes do not exercise their over-allotment option to purchase additional notes.

TENDER OFFER AND CONSENT SOLICITATION

On August 5, 2008, we commenced an offer to purchase and consent solicitation related to our 6.625% senior notes due 2010, which we refer to as the 6.625% Notes. Subject to the terms and conditions set forth in the offer to purchase, we have offered to purchase any and all outstanding $335 million aggregate principal amount of our 6.625% Notes. The consummation of our offer to purchase the 6.625% Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds of at least $600 million from this notes offering and the concurrent common stock offering and the consent of the holders of a majority in aggregate principal amount of the 6.625% Notes to amendments to the indenture governing the 6.625% Notes that would eliminate substantially all of the restrictive covenants contained in such indenture. We refer to the tender offer and the consent solicitation as the “tender offer.”

We intend to use a portion of the net proceeds of this notes offering and the concurrent offering of our common stock to fund the purchase of the 6.625% Notes tendered in the tender offer. The information in this prospectus supplement assumes that we purchase all $335 million aggregate principal amount of 6.625% Notes in the tender offer. UBS Securities LLC is the dealer manager for the tender offer.

CORPORATE INFORMATION

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus supplement.

The offering

Issuer	Massey Energy Company

Notes	$600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015. We have granted to the underwriters an option to purchase up to $90.0 million aggregate principal amount of additional notes, solely to cover over-allotments, if any.

Maturity	The notes will mature on August 1, 2015, unless earlier repurchased or converted.

Interest payment dates	We will pay 3.25% interest per annum on the principal amount of the notes, payable semiannually in arrears on August 1 and February 1 of each year, starting on February 1, 2009, to holders of record at the close of business on the preceding July 15 and January 15, respectively. Interest will accrue on the notes from and including August 12, 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking and guarantees	The notes are our senior unsecured obligations.

The notes are guaranteed on a senior unsecured basis by substantially all of our current and future operating subsidiaries. The notes and the guarantees rank equally with all of our and the guarantors’ existing and future senior unsecured debt. The notes and the guarantees rank senior to all of our and our guarantors’ debt that is expressly subordinated to the notes and the guarantees, but are effectively subordinated to all of our and our guarantors’ existing and future senior secured indebtedness to the extent of the value of the assets securing the indebtedness and to all liabilities of our subsidiaries that are not guarantors.

As of June 30, 2008, after giving effect to the repurchase of all of our 6.625% Notes as described above under “—Tender Offer and Consent Solicitation,” we and the guarantors would have had $1,371 million of outstanding senior indebtedness, none of which would have been secured, and no subordinated indebtedness. As of

June 30, 2008, our subsidiaries that are not guarantors had $0 indebtedness and less than $0.1 million of other liabilities. See “Description of Notes—Ranking.”

Conversion rights	The notes will be convertible into cash and, if applicable, shares of our common stock, par value $0.625 per share, based on an initial conversion rate, subject to adjustment, of 11.4106 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $87.64 per share). Subject to earlier repurchase, the notes will be convertible only in the following circumstances and to the following extent:

➢

the notes will be convertible during any calendar quarter after the calendar quarter ending September 30, 2008, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

➢

the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

➢	the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions; and

➢	the notes will be convertible at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015.

Payment upon conversion

Upon conversion of the notes, we will pay or deliver, as the case may be, cash and, if applicable, shares of our common stock as set forth below, on the third trading day following the last trading day of such cash settlement averaging period. We will pay, with respect to each trading day in the relevant 20 trading day cash settlement averaging period, for each $1,000 principal amount of notes converted, an amount in cash equal to the lesser of (i) $50.00 and (ii) the daily conversion value of the notes converted, all calculated as described under “Description of notes —Conversion rights — Payment upon conversion.” If the daily conversion value of notes converted exceeds $50.00 on any trading day during the relevant 20 trading day cash settlement averaging period, in addition to paying the amount of cash set forth in the immediately preceding sentence, we will also pay or deliver, as the case may be, on the third trading day following the last trading day of such cash settlement averaging period, cash, shares of our common stock or a combination thereof, at our election, with a value equal to the excess of the daily conversion value over $50.00, all calculated as described under “Description of notes—Conversion rights—Payment upon conversion.” We will also deliver cash in lieu of any fractional shares of our common stock based on the closing sale price of our common stock on the last trading day of the relevant cash settlement averaging period.

The “cash settlement averaging period” with respect to any note means:

➢

for notes that are converted at any time on or after the 25th scheduled trading day immediately preceding the maturity date of the applicable notes, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding to the maturity date; and

➢	in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily conversion value” on a given trading day generally means one-twentieth of the product of the applicable conversion rate and the volume-weighted average price of our common stock on that trading day. We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.”

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” may in certain circumstances be entitled to an increased conversion rate.

See “Description of notes—Conversion rights.”

Sinking fund	None.

No redemption of notes at our option	The notes are not redeemable at our option prior to maturity.

Right of holder to require us to repurchase notes

if a fundamental change occurs	If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

See “Description of notes—Holders may require us to repurchase their notes upon a fundamental change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of notes—Events of default.”

Use of proceeds

We estimate that the net proceeds to us from this notes offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, will be approximately $586.0 million (or approximately $674.0 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent common stock offering described below, to fund the purchase of our outstanding 6.625% Notes in the tender offer and for other general corporate purposes, which may include funding for our planned 2008-2010 expansion of our coal production and for acquisitions or investments in business, products, technologies and repayment of other indebtedness. Our use of proceeds also may include the possible payment of the $220 million jury verdict (less $50 million previously posted in cash as an appeal bond) plus interest (approximately $47 million as of June 30, 2008) against Central West Virginia Energy Company, a subsidiary of Massey, if this jury verdict is not reversed on appeal. For a discussion of this litigation, please see Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. See “—Tender Offer and Consent Solicitation” above and “Use of proceeds.”

DTC eligibility	The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of notes—Book-Entry; Delivery and Form; Global Notes.”

Listing and trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on The New York Stock Exchange under the symbol “MEE.”

U.S. federal income and estate tax considerations	For a discussion of the U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “U.S. federal income and estate tax considerations.”

Risk factors	In analyzing an investment in the notes we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement or the accompanying prospectus, the information set forth under “Risk factors.”

For a more complete description of the terms of the notes, see “Description of notes.” For a more complete description of our common stock, see “Description of our common stock” in the accompanying prospectus.

Summary consolidated financial and operating data

The following table sets forth a summary of certain of our historical consolidated financial and operating data for the dates and periods indicated. The summary historical consolidated financial and operating data for, and as of the end of, the years ended December 31, 2007, 2006 and 2005, have been derived from our audited consolidated financial statements. The summary historical consolidated financial and operating data for, and as of the end of, the six months ended June 30, 2008 and 2007, are derived from our unaudited condensed consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of our financial position and operating results for these periods. Such historical consolidated financial and operating data are not necessarily indicative of the results that may be expected for the entire year. The historical consolidated financial and operating data should be read in conjunction with “Management’s discussion and analysis of financial conditions and results of operations” and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, and “Management’s discussion and analysis of financial conditions and results of operations” and our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which Forms 10-K and 10-Q are incorporated by reference in this prospectus supplement.

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions, except per share amounts)
Consolidated Statement of Income Data:
Produced coal revenue	$2,054.4	$1,902.3	$1,777.7	$1,253.5	$1,035.9
Freight and handling revenue	167.6	156.5	150.9	148.5	83.8
Purchased coal revenue	108.2	70.6	132.3	17.6	56.5
Other revenue	83.3	90.4	143.3	51.9	49.0

Total revenue	2,413.5	2,219.8	2,204.2	1,471.5	1,225.1

Cost of produced coal revenue	1,641.8	1,599.1	1,438.5	917.9	811.5
Freight and handling costs	167.6	156.5	150.9	148.5	83.8
Cost of purchased coal revenue	95.2	62.6	112.6	15.4	49.3
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	242.8	227.3	230.5	120.8	120.8
Selling, general and administrative	3.3	3.3	4.0	1.8	1.6
Selling, general and administrative	75.8	53.8	68.3	60.0	38.4
Other expense	7.3	6.2	8.0	1.4	4.1
Litigation charge(1)	—	—	—	245.3	—
Loss on capital restructuring	—	—	212.4	—	—

Total costs and expenses	2,233.8	2,108.8	2,225.2	1,511.1	1,109.5

Income (loss) before interest and taxes	179.7	111.0	(20.9)	(39.6)	115.7
Interest income	24.0	20.1	12.6	8.8	12.2
Interest expense	(74.1)	(86.1)	(67.1)	(41.8)	(43.1)

Income (loss) before taxes	129.5	45.0	(75.4)	(72.6)	84.8
Income tax (expense) benefit	(35.4)	(3.4)	(26.2)	21.2	(17.3)

Income (loss) before cumulative effect of accounting change	94.1	41.6	(101.6)	(51.4)	67.5
Cumulative effect of accounting change, net of tax	—	(0.6)	—	—	—

Net income (loss)	$94.1	$41.0	$(101.6)	$(51.4)	$67.5

Income (Loss) per share—Basic(2)
Income (Loss) before cumulative effect of accounting change	$1.17	$0.51	$(1.33)	$(0.64)	$0.84
Cumulative effect of accounting change	—	(0.01)	—	—	—

Net income (loss)	$1.17	$0.50	$(1.33)	$(0.64)	$0.84

Income (Loss) per share—Diluted(1)
Income (Loss) before cumulative effect of accounting change	$1.17	$0.51	$(1.33)	$(0.64)	$0.83
Cumulative effect of accounting change	—	(0.01)	—	—	—

Net income (loss)	$1.17	$0.50	$(1.33)	$(0.64)	$0.83

Dividends declared per share	$0.17	$0.16	$0.16	$0.10	$0.08

	Year ended December 31,			As of June 30,
	2007	2006	2005	2008
	(in millions)
Consolidated Balance Sheet Data:
Working capital	$519.5	$445.2	$670.8	$307.5
Total assets	2,860.7	2,740.7	2,986.5	3,166.0
Long-term debt	1,102.7	1,102.3	1,102.6	1,102.1
Shareholders’ equity(3)	784.0	697.3	841.0	751.5

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions, except ratios per ton and employee data)
Other Data:
EBIT(4)	$179.7	$111.0	$(20.9)	$(39.6)	$115.7
EBITDA(4)	$425.7	$341.5	$213.6	$83.0	$238.1
Average cash cost per ton sold(5)	$43.10	$42.33	$35.62	$47.85	$42.52
Produced coal revenue per ton sold	$51.55	$48.71	$42.02	$61.34	$51.83
Capital expenditures	$270.5	$298.1	$346.6	$301.8	$136.7

Produced tons sold	39.9	39.1	42.3	20.4	20.0
Tons produced	39.5	38.6	43.1	20.5	20.7
Number of employees	5,407	5,517	5,709	5,877	5,389

(1)	Represents pre-tax charges related to the ongoing litigation with Wheeling Pittsburgh Steel Corporation. See Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is incorporated herein by reference.
(2)	In accordance with accounting principles generally accepted in the United States (“GAAP”), the effect of certain dilutive securities was excluded from the calculation of the diluted income (loss) per share for the years ended December 31, 2007, 2006, 2005 and the six months ended June 30, 2008 and 2007, as such inclusion would result in antidilution.
(3)	Certain accounting pronouncements adopted in 2007 and 2006 affect the comparability of the 2007 and 2006 financial statements to prior years. The adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” on January 1, 2007 increased equity by $5.2 million. The adoption of Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred During Production in the Mining Industry” on January 1, 2006 decreased equity by $93.8 million and the adoption of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” on December 31, 2006 decreased equity by $40.2 million.
(4)

EBIT is defined as Income (Loss) before interest and taxes. EBITDA is defined as Income (Loss) before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in accordance with GAAP, we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA. For the year ended December 31, 2005, EBIT and EBITDA include charges related to our capital restructuring of $212.4 million. For the six months ended June 30, 2008, EBIT and EBITDA include a litigation charge of $245.3 million. (See note (1).)

	Year ended December 31,			Six months ended June 30,
	2007	2006	2005	2008	2007
	(in millions)
Net income (loss)	$94.1	$41.0	$(101.6)	$(58.8)	$67.5
Cumulative effect of accounting change, net of tax	—	0.6	—	—	—
Income tax expense (benefit)	35.4	3.4	26.2	(13.8)	17.3
Net interest expense	50.2	66.0	54.5	33.0	30.9

EBIT	179.7	111.0	(20.9)	(39.6)	115.7
Depreciation, depletion and amortization	246.0	230.5	234.5	122.6	122.4

EBITDA	$425.7	$341.5	$213.6	$83.0	$238.1

(5)	Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by the number of produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Year ended December 31,						Six months ended June 30,
	2007		2006		2005		2008		2007
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
	(in millions, except per ton data)
Total costs and expenses	$2,233.8		$2,108.8		$2,225.2		$1.511.1		$1,109.4
Less: Freight and handling costs	167.6		156.5		150.9		148.5		83.7
Less: Cost of purchased coal revenue	95.2		62.6		112.6		15.4		49.3
Less: Depreciation, depletion and amortization	246.0		230.5		234.5		122.6		122.4
Less: Other expense	7.3		6.2		8.0		1.4		4.1
Less: Loss on capital restructuring	—		—		212.4		—		—
Less: Litigation charge	—		—		—		245.3		—

Average cash cost	$1,717.7	$43.10	$1,653.0	$42.33	$1,506.8	$35.62	$977.9	$47.85	$849.9	$42.52

Risk factors

An investment in the notes offered by this prospectus supplement involves a high degree of risk. Before deciding to invest in the notes, you should carefully consider the risks discussed below and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2007, including Item 1. Business, under the headings “Customers and Coal Contracts,” “Competition,” “Environmental, Safety and Health Laws and Regulations,” Item 1A. Risk Factors, Item 3. Legal Proceedings and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, including Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business and results of operations. If any of these risks actually materializes, our business, financial condition and results of operations would suffer. In such event, the trading price of the notes could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We are impacted by the competitiveness of the markets in which we compete and market demand for coal.

We compete with coal producers in various regions of the United States and overseas for domestic and international sales. Continued domestic demand for our coal and the prices that we will be able to obtain primarily will depend upon coal consumption patterns of the domestic electric utility industry and the domestic steel industry. Consumption by the domestic utility industry is affected by the demand for electricity, environmental and other governmental regulations, technological developments and the price of competing coal and alternative fuel supplies including nuclear, natural gas, oil and renewable energy sources, including hydroelectric power. Consumption by the domestic steel industry is primarily affected by economic growth and the demand for steel used in construction as well as appliances and automobiles. In recent years, the competitive environment for coal has been impacted by sustained growth in a number of the largest markets in the world, including the United States, China, Japan and India, where demand for both electricity and steel have supported pricing for steam and metallurgical coal. The cost of ocean transportation and the value of the United States dollar in relation to foreign currencies significantly impact the relative attractiveness of our coal as we compete on price with other foreign coal producing sources.

Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the markets for metallurgical and steam coal. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market. If demand for metallurgical coal declined to the point where we could earn a more attractive return marketing the coal as steam coal, there could be a material adverse impact on our cash flows, results of operations or financial condition.

Demand for our coal depends on its price and quality and the cost of transporting it to customers.

Coal prices are influenced by a number of factors and may vary dramatically by region. The two principal components of the price of coal are the price of coal at the mine, which is influenced by mine

Risk factors

operating costs and coal quality, and the cost of transporting coal from the mine to the point of use. The cost of mining the coal is influenced by geologic characteristics such as seam thickness, overburden ratios and depth of underground reserves. Underground mining is generally more expensive than surface mining as a result of higher costs for labor (including reserves for future costs associated with labor benefits and health care) and capital costs (including costs for mining equipment and construction of extensive ventilation systems). As of June 30, 2008, we operated 43 active underground mines, including two longwall mines, and 14 active surface mines, with nine highwall miners.

Transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make coal a less competitive source of energy. Such increases could have a material impact on our ability to compete with other energy sources and on our cash flows, results of operations or financial condition. Conversely, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country or the world, including coal imported into the United States (several United States ports have announced plans to increase their capacity to handle imported coal). For instance, coal mines in the western United States could become an increasingly attractive source of coal to consumers in the eastern part of the United States if the costs of transporting coal from the west were significantly reduced and/or rail capacity was increased.

A significant decline in coal prices in general could adversely affect our operating results and cash flows.

Our results are highly dependent upon the prices we receive for our coal. Decreased demand for coal, both domestically and internationally, could cause spot prices and the prices we are able to negotiate on long-term contracts to decline. The lower prices could negatively affect our cash flows, results of operations or financial condition, if we are unable to increase productivity and/or decrease costs in order to maintain our margins.

We depend on continued demand from our customers.

Reduced demand from or the loss of our largest customers could have an adverse impact on our ability to achieve projected revenue. Our largest customer, American Electric Power Company, Inc. and its affiliates, accounted for 11% of total fiscal year 2007 produced coal revenue. Decreases in demand may result from, among other things, a reduction in consumption by the electric generation industry and/or the steel industry, the availability of other sources of fuel at cheaper costs and a general slow-down in the economy. When our contracts with customers reach expiration, there can be no assurance that the customers either will extend or enter into new long-term contracts or, in the absence of long-term contracts, that they will continue to purchase the same amount of coal as they have in the past or on terms, including pricing terms, as favorable as under existing arrangements. In the event that a large customer account is lost or a long-term contract is not renewed, profits could suffer if alternative buyers are not willing to purchase our coal on comparable terms.

There may be adverse changes in price, volume or terms of our existing coal supply agreements.

Many of our coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. These contracts may be adjusted based on inflation or deflation and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. In a limited number of contracts, failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. Coal supply agreements also typically contain force majeure provisions allowing

Risk factors

temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts.

Our inability to satisfy contractual obligations may adversely affect profitability.

From time to time, we have disputes with customers over the provisions of sales agreements relating to, among other things, coal pricing, quality, quantity, delays and force majeure declarations. Our inability to satisfy contractual obligations could result in the purchase of coal from third party sources to satisfy those obligations, the negotiation of settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, and customers terminating contracts, declining to do future business with us, or initiating claims against us. We may not be able to resolve all of these disputes in a satisfactory manner, which could result in the payment of substantial damages or otherwise harm our reputation and our relationships with our customers.

Our financial condition may be adversely affected if we are required by some of our customers to provide performance assurances for certain below-market sales contracts.

Contracts covering a significant portion of our contracted sales tons contain provisions that could require us to provide performance assurances if we experience a material adverse change or, under certain other contracts, if the customer believes our creditworthiness has become unsatisfactory. Generally, under such contracts, performance assurances are only required if the contract price per ton of coal is below the current market price of the coal. Certain of the contracts limit the amount of performance assurance to a per ton amount in excess of the contract price, while others have no limit. The performance assurances are generally provided by the posting of a letter of credit, cash collateral, other security, or a guaranty from a creditworthy guarantor. As of July 31, 2008, we have not received any requests from any of our customers to provide performance assurances. If we are required to post performance assurances on some or all of our contracts with performance assurances provisions, there could be a material adverse impact on our cash flows, results of operations or financial condition.

The covenants in our credit facility and the indentures governing debt instruments impose restrictions that may limit our operating and financial flexibility.

Our $175 million asset-based loan credit facility (“ABL Facility”) contains a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) increase common stock dividends above specified levels; (3) make loans and investments; (4) prepay, redeem or repurchase debt; (5) engage in mergers, consolidations and asset dispositions; (6) engage in affiliate transactions; (7) create any lien or security interest in any real property or equipment; (8) engage in sale and leaseback transactions; and (9) make distributions from subsidiaries.

The indentures governing certain of our notes also contain a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the notes; (3) pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness; (4) make investment; (5) sell assets and issue capital stock of restricted subsidiaries; (6) incur liens; (7) enter into agreements restricting our subsidiaries’ ability to pay dividends; (8) enter into sale and leaseback transactions; (9) enter into transactions with affiliates; and (10) consolidate, merge or sell all or substantially all of our assets.

Risk factors

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by the lenders and, in the case of an event of default under our ABL Facility, it could permit the lenders to foreclose on our assets securing the loans under the ABL Facility. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

We depend on our ability to continue acquiring and developing economically recoverable coal reserves.

A key component of our future success is our ability to continue acquiring coal reserves for development that have the geological characteristics that allow them to be economically mined. Replacement reserves may not be available or, if available, may not be capable of being mined at costs comparable to those characteristics of the depleting mines. An inability to continue acquiring economically recoverable coal reserves could have a material impact on our cash flows, results of operations or financial condition.

We face numerous uncertainties in estimating economically recoverable coal reserves, and inaccuracies in estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by us. Some of the factors and assumptions that impact economically recoverable reserve estimates include: (1) geological conditions; (2) historical production from the area compared with production from other producing areas; (3) the effects of regulations and taxes by governmental agencies; (4) future prices; and (5) future operating costs.

Each of these factors may vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties may vary substantially. As a result, our estimates may not accurately reflect our actual reserves. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.

The planned expansion of our coal production involves a number of risks, any of which could cause us not to realize the anticipated benefits.

In October 2007, we announced plans to expand production at our Central Appalachian coal mining operations during the next two years. In July 2008, we announced that we were further accelerating some of our expansion plans by increasing our capital spending related to these expansion plans by an additional $100 million. We announced that total capital expenditures for 2008 are expected to be approximately $650 million. Our internal expansion and cost reduction plan anticipates developing net additional annual production of up to 10 million tons in 2010 versus 2007, with the ramp up occurring during 2008 to 2010. Additionally, these new tons will be weighted towards metallurgical coal

Risk factors

production, which we believe will be cost advantaged versus existing comparable quality competitor production. We expect to fund all of our expansion projects out of existing liquidity, the proceeds of this notes offering and the concurrent common stock offering and operating cash flow generated from 2008 to 2010. If we are unable to successfully expand our coal production, our profitability may decline and we could experience a material adverse effect on our cash flows, results of operations or financial condition. These expansion plans involve certain risks, including:

➢	the accuracy of our assumptions of the recoverability of the coal reserves to be mined;

➢	the availability of skilled labor to staff the new and expanded mines;

➢	the availability and cost of the capital equipment required for each of the new and expanded mines; and

➢	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for expanding our production.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from our expansion plans. Our expansion plans could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity, capital or both.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

A significant portion of our mining operations occurs on properties that we lease. Title defects or the loss of leases could adversely affect our ability to mine the reserves covered by those leases. Our current practice is to obtain a title review from a licensed attorney prior to leasing property. We generally have not obtained title insurance in connection with acquisitions of coal reserves. In some cases, the seller or lessor warrants property title. Separate title confirmation sometimes is not required when leasing reserves where mining has occurred previously. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist. In order to obtain leases to conduct our mining operations on property where these defects exist, we may have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

If the coal industry experiences overcapacity in the future, our profitability could be impaired.

An increase in the demand for coal could attract new investors to the coal industry, which could spur the development of new mines, and result in added production capacity throughout the industry. We have announced plans to increase our coal production by approximately 25% over the next three years. Several of our competitors have also announced plans for increases in production capacity over the next several years. Higher price levels of coal could further encourage the development of expanded capacity by new or existing coal producers. Any resulting increases in capacity could further reduce coal prices and reduce our margins.

An inability of brokerage sources or contract miners to fulfill the delivery terms of their contracts with us could reduce our profitability.

We sometimes obtain coal from brokerage sources and contract miners to fulfill deliveries under our coal supply agreements. Some of our brokerage sources may experience adverse geologic mining, escalated operating costs and/or financial difficulties that make their delivery of coal to us at the contracted price

Risk factors

difficult or uncertain. Our profitability or exposure to loss on transactions or relationships such as these is dependent upon the reliability of the supply, the ability to substitute, when economical, third-party coal sources with internal production or coal purchased in the market and other factors.

Decreased availability or increased costs of key equipment, supplies or commodities such as diesel fuel, steel, explosives, magnetite and tires could decrease our profitability.

Our operations are dependant on reliable supplies of mining equipment, replacement parts, explosives, diesel fuel, tires, magnetite and steel-related products (including roof bolts). If the cost of any mining equipment or key supplies increases significantly, or if they should become unavailable due to higher industry-wide demand or less production by suppliers, there could be an adverse impact on our cash flows, results of operations or financial condition. The supplier base providing mining materials and equipment has been relatively consistent in recent years, although there continues to be consolidation. This consolidation has resulted in a situation where purchases of explosives and certain underground mining equipment are concentrated with one supplier. In recent years, mining industry demand growth has exceeded supply growth for certain surface and underground mining equipment and heavy equipment tires. As a result, lead times for certain items have generally increased.

Transportation disruptions could impair our ability to sell coal.

We are dependent on our transportation providers to provide access to markets. Disruption of transportation services because of weather-related problems, strikes, lockouts, fuel shortages or other events could temporarily impair our ability to supply coal to customers. Our ability to ship coal could be negatively impacted by a reduction in available and timely rail service. Lack of sufficient resources to meet a rapid increase in demand, a greater demand for transportation to export terminals and rail line congestion all could contribute to a disruption and slowdown in rail service. We are currently experiencing rail service delays and disruptions in service which are negatively impacting our ability to deliver coal to customers and may adversely affect results of operations for the third quarter 2008.

Severe weather may affect our ability to mine and deliver coal.

Severe weather, including flooding and excessive ice or snowfall, when it occurs, can adversely affect our ability to produce, load and transport coal, which may negatively impact our cash flows, results of operations or financial condition.

Federal, state and local government regulations applicable to operations increase costs and may make our coal less competitive than other coal producers.

We incur substantial costs and liabilities under increasingly strict federal, state and local environmental, health and safety and endangered species laws, regulations and enforcement policies. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. The costs of compliance with applicable regulations and liabilities assessed for compliance failure could have a material adverse impact on our cash flows, results of operations or financial condition.

New legislation and new regulations may be adopted which could materially adversely affect our mining operations, cost structure or our customers’ ability to use coal. New legislation and new regulations may also require us, as well as our customers, to change operations significantly or incur increased costs. The

Risk factors

United States Environmental Protection Agency (the “EPA”) has undertaken broad initiatives to increase compliance with emissions standards and to provide incentives to our customers to decrease their emissions, often by switching to an alternative fuel source or by installing scrubbers or other expensive emissions reduction equipment at their coal-fired plants.

Concerns about the environmental impacts of coal combustion, including perceived impacts on global climate change, are resulting in increased regulation of coal combustion in many jurisdictions, and interest in further regulation, which could significantly affect demand for our products.

The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulation may require significant emissions control expenditures for many coal-fired power plants. As a result, the generators may switch to other fuels that generate less of these emissions or install more effective pollution control equipment, possibly reducing future demand for coal and the construction of coal-fired power plants. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.

Global climate change continues to attract considerable public and scientific attention. Widely publicized scientific reports in 2007, such as the Fourth Assessment Report of the Intergovernmental Panel on Climate Change, have also engendered widespread concern about the impacts of human activity, especially fossil fuel combustion, on global climate change. A considerable amount of legislative attention in the United States is being paid to global climate change and to reducing greenhouse gas emissions, particularly from coal combustion by power plants. According to the Energy Information Administration report, “Emissions of Greenhouse Gases in the United States 2006,” coal accounts for 30% of greenhouse gas emissions in the United States. Legislation was introduced in Congress in the past several years to reduce greenhouse gas emissions in the United States and, although no bills to reduce such emissions have yet passed either house of Congress, bills to reduce such emissions remain pending and others are likely to be introduced in the future. In addition, a growing number of states in the United States are taking steps to require greenhouse gas emissions reductions from coal-fired power plants. The United States Supreme Court’s 2007 decision in Massachusetts v. Environmental Protection Agency ruled that the EPA improperly declined to address carbon dioxide impacts on climate change in a recent rulemaking. Although the specific rulemaking related to new motor vehicles, the reasoning of the decision could affect other federal regulatory programs, including those that directly relate to coal use. Enactment of laws and passage of regulations regarding greenhouse gas emissions by the United States or some of its states, or other actions to limit carbon dioxide emissions, could result in electric generators switching from coal to other fuel sources.

As part of the United Nations Framework Convention on Climate Change, representatives from 187 nations met in Bali, Indonesia in December 2007 to discuss a program to limit greenhouse gas emissions after 2012. The United States participated in the conference. The convention adopted what is called the “Bali Action Plan.” The Bali Action Plan contains no binding commitments, but concludes that “deep cuts in global emissions will be required” and provides a timetable for two years of talks to shape the first formal addendum to the 1992 United Nations Framework Convention on Climate Change treaty since the Kyoto Protocol. The ultimate outcome of the Bali Action Plan, and any treaty or other arrangement ultimately adopted by the United States or other countries, may have a material adverse impact on the global supply and demand for coal. This is particularly true if cost effective technology for the capture and sequestration of carbon dioxide is not sufficiently developed.

Risk factors

Technologies that may significantly reduce emissions into the atmosphere of greenhouse gases from coal combustion, such as carbon capture and sequestration (which captures carbon dioxide at major sources such as power plants and subsequently stores it in nonatmospheric reservoirs such as depleted oil and gas reservoirs, unmineable coal seams, deep saline formations, or the deep ocean) have attracted and continue to attract the attention of policy makers, industry participants, and the public. For example, in July 2008 the EPA proposed rules that would establish, for the first time, requirements specifically for wells used to inject carbon dioxide into geologic formations. Considerable uncertainty remains, not only regarding rules that may become applicable to carbon dioxide injection wells but also concerning liability for potential impacts of injection, such as groundwater contamination or seismic activity. In addition, technical, environmental, economic, or other factors may delay, limit, or preclude large-scale commercial deployment of such technologies, which could ultimately provide little or no significant reduction of greenhouse gas emissions from coal combustion.

Further developments in connection with legislation, regulations or other limits on greenhouse gas emissions and other environmental impacts from coal combustion, both in the United States and in other countries where we sell coal, could have a material adverse effect on our cash flows, results of operations or financial condition.

The Mine Safety and Health Administration (“MSHA”) or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed, which could adversely affect our ability to meet our customers’ demands.

MSHA or other federal or state regulatory agencies may order certain of our mines to be temporarily or permanently closed. Our customers may challenge our issuance of force majeure notices in connection with such closures. If these challenges are successful, we may have to purchase coal from third party sources to satisfy those challenges; negotiate settlements with customers, which may include price reductions, the reduction of commitments or the extension of the time for delivery, terminate customers’ contracts or face claims initiated by our customers against us. The resolution of these challenges could have a material adverse impact on our cash flows, results of operations or financial condition.

We must obtain governmental permits and approvals for mining operations, which can be a costly and time-consuming process, can result in restrictions on our operations, and is subject to litigation that may delay or prevent us from obtaining necessary permits.

Our operations are principally regulated under surface mining permits issued pursuant to the Surface Mining Control and Reclamation Act (the “SMCRA”) and state counterpart laws. Such permits are issued for terms of five years with the right of successive renewal. Additionally, the Clean Water Act requires permits for operations that discharge into waters of the United States. Valley fills and refuse impoundments are typically authorized under nationwide permits that are revised and renewed periodically by the United States Army Corps of Engineers. Such permitting under the Clean Water Act has been a frequent subject of litigation by environmental advocacy groups, and a recent decision by a federal district court, currently on appeal, has resulted in a substantial decline in such permits issued by the United States Army Corps of Engineers in the affected district. Additionally, certain surface mines and preparation plants have permits issued pursuant to the Clean Air Act and state counterpart laws allowing and controlling the discharge of air pollutants. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Requirements imposed by these authorities may be costly and time-consuming and may result in delays in, or in some instances preclude, the commencement or continuation of development or production operations. Failure to comply with applicable regulations could result in the suspension, denial or revocation of permits, which could have a material adverse impact on our cash flows, results of operations or financial condition.

Risk factors

The loss of key personnel or the failure to attract qualified personnel could affect our ability to operate the Company effectively.

The successful management of our business is dependent on a number of key personnel. Our future success will be affected by our continued ability to attract and retain highly skilled and qualified personnel. There are no assurances that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have an adverse affect on our cash flows, results of operations or financial condition.

Shortages of skilled labor in the Central Appalachian coal industry may pose a risk in achieving high levels of productivity at competitive costs.

Coal mining continues to be a labor-intensive industry. In recent years, we have encountered a shortage of experienced mine workers when the demand and prices for all specifications of coal we mine increased appreciably. The hiring of these less experienced workers has negatively impacted our productivity and cash costs. A continued lack of skilled miners could continue to have an adverse impact on our labor productivity and cost and our ability to meet current production requirements to fulfill existing sales commitments or to expand production to meet the increased demand for coal.

Union represented labor creates an increased risk of work stoppages and higher labor costs.

At June 30, 2008, approximately 1.9% of our total workforce was represented by the United Mine Workers of America (the “UMWA”). Our unionized workforce is spread out amongst six of our coal preparation plants and one smaller surface mine. In 2007, these preparation plants handled approximately 28% of our coal production. We are currently in the process of negotiating successor collective bargaining agreements for ones that have expired. In connection with these negotiations and with respect to our unionized operations generally, there may be an increased risk of strikes and other labor disputes, as well as higher labor costs. If some or all of our current open shop operations were to become unionized, we could be subject to additional risk of work stoppages, other labor disputes and higher labor costs, which could adversely affect the stability of production and reduce net income.

We are subject to being adversely affected by a decline in the financial condition and creditworthiness of our customers.

In an effort to mitigate credit-related risks in all customer classifications, we maintain a credit policy, which requires scheduled reviews of customer creditworthiness and continuous monitoring of customer news events that might have an impact on their financial condition. Negative credit performance or events may trigger the application of tighter terms of sale, requirements for collateral or, ultimately, a suspension of credit privileges. The creditworthiness of customers can limit who we can do business with and at what price. For the year ended December 31, 2007, approximately 95% of coal sales volume was pursuant to long-term contracts. We anticipate that in 2008, the percentage of our sales pursuant to long-term contracts will be comparable with the percentage of our sales for 2007 and approximately 50% of our projected 2008 sales is contracted to be sold to our 10 largest customers. If one or more of our largest customers experiences financial difficulties and fails to make payment for our sales to them, there could be an adverse effect on our cash flows, results of operations or financial condition.

We have contracts to supply coal to energy trading and brokering companies who resell the coal to the ultimate users. We are subject to being adversely affected by any decline in the financial condition and creditworthiness of these energy trading and brokering companies. In addition, as one of the largest suppliers of metallurgical coal to the American steel industry, we are subject to being adversely affected by any decline in the financial condition or production volume of American steel producers.

Risk factors

We are subject to various legal proceedings, which may have a material effect on our business.

We are parties to a number of legal proceedings incident to normal business activities. Some of the allegations brought against us are with merit, while others are not. There is always the potential that an individual matter or the aggregation of many matters could have a material adverse effect on our cash flows, results of operations or financial position. See Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

We have significant reclamation and mine closure obligations. If the assumptions underlying our accruals are materially inaccurate, we could be required to expend greater amounts than anticipated.

SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining as well as most aspects of deep mining. Estimates of our total reclamation and mine-closing liabilities are based upon permit requirements and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by management and engineers. The estimated liability can change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

Our future expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions are incorrect.

We are subject to long-term liabilities under a variety of benefit plans and other arrangements with current and former employees. These obligations have been estimated based on actuarial assumptions, including actuarial estimates, assumed discount rates, estimates of life expectancy, expected returns on pension plan assets and changes in healthcare costs.

If our assumptions relating to these benefits change in the future or are incorrect, we may be required to record additional expenses, which would reduce our profitability. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse impact on our cash flows, results of operations or financial condition.

We may not realize all or any of the anticipated benefits from acquisitions we undertake, as acquisitions entail a number of inherent risks.

From time to time we expand our business and reserve position through acquisitions of businesses and assets, mergers, joint ventures or other transactions. Such transactions involve various inherent risks, such as:

➢

uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental liabilities) of, acquisition or other transaction candidates;

➢	the potential loss of key customers, management and employees of an acquired business;

➢	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

➢	problems that could arise from the integration of the acquired business;

➢	the risk of obtaining mining permits for acquired coal assets; and

➢	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale.

Risk factors

Any one or more of these and other factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or could result in unexpected liabilities associated with these acquisitions.

Foreign currency fluctuations could adversely affect the competitiveness of our coal abroad.

We rely on customers in other countries for a portion of our sales, with shipments to countries in North America, South America, Europe, Asia and Africa. We compete in these international markets against coal produced in other countries. Coal is sold internationally in United States dollars. As a result, mining costs in competing producing countries may be reduced in United States dollar terms based on currency exchange rates, providing an advantage to foreign coal producers. Currency fluctuations among countries purchasing and selling coal could adversely affect the competitiveness of our coal in international markets.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our cash flows, results of operations or financial condition.

Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting customers may materially adversely affect operations. As a result, there could be delays or losses in transportation and deliveries of coal to customers, decreased sales of coal and extension of time for payment of accounts receivable from customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, such disruption may lead to significant increases in energy prices that could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material impact on cash flows, results of operations or financial condition.

Coal mining is subject to inherent risks, some of which we insure against and some of which we self-insure.

Our operations are subject to certain events and conditions that could disrupt operations, including fires and explosions, accidental minewater discharges, coal slurry releases and impoundment failures, natural disasters, equipment failures, maintenance problems and flooding. We maintain insurance policies that provide limited coverage for some, but not all, of these risks. Even where insurance coverage applies, there can be no assurance that these risks would be fully covered by insurance policies and insurers may contest their obligations to make payments. Failures by insurers to make payments could have a material adverse effect on our cash flows, results of operations or financial condition. We self-insure our highwall miners and underground equipment, including our longwalls. We do not currently carry business interruption insurance.

Diversity in interpretation and application of accounting literature in the mining industry may impact our reported financial results.

The mining industry has limited industry specific accounting literature and, as a result, we understand diversity in practice exists in the interpretation and application of accounting literature to mining specific issues. As diversity in mining industry accounting is addressed, we may need to restate our reported results if the resulting interpretations differ from our current accounting practices.

Risk factors

We are subject to being adversely affected by the potential inability to renew or obtain surety bonds.

Federal and state laws require bonds to secure our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation, and to satisfy other miscellaneous obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral upon those renewals. We are also subject to increases in the amount of surety bonds required by federal and state laws as these laws change or the interpretation of these laws changes. Our failure to maintain, or inability to acquire, surety bonds that are required by state and federal law would have a material adverse impact on us, possibly by prohibiting us from developing properties that we desire to develop. That failure could result from a variety of factors including the following: (i) lack of availability, higher expense or unfavorable market terms of new bonds; (ii) restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our senior notes or revolving credit facilities; (iii) our inability to meet certain financial tests with respect to a portion of the post-mining reclamation bonds; and (iv) the exercise by third party surety bond issuers of their right to refuse to renew or issue new bonds.

Inflationary pressures on supplies and labor may adversely affect our profit margins.

Although inflation in the United States has been relatively low in recent years, over the course of the last two years, we have been significantly impacted by price inflation in many of the components of our cost of produced coal revenue, such as fuel, steel, copper and labor. For instance, the prices of diesel fuel and copper increased approximately 78% and 22%, respectively, over the two-year period ending June 30, 2008. If the prices for which we sell our coal do not increase in step with rising costs, our profit margins will be reduced and our cash flows, results of operations or financial condition would be adversely affected.

RISKS RELATED TO THIS OFFERING

The level of our indebtedness could adversely affect our ability to grow and compete and prevent us from fulfilling our obligations under the notes and our other contracts and agreements.

At June 30, 2008, after giving effect to the offering of the notes and expected use of combined net proceeds from this notes offering and the common stock offering to repurchase up to $335 million aggregate principal amount of the 6.625% Notes, we would have had $1,371 million of total indebtedness outstanding (or up to $1,461 million if the underwriters exercise their over-allotment option to purchase additional notes). We have significant debt, lease and royalty obligations. Our ability to fulfill our obligations under the notes, satisfy other debt service, lease and royalty obligations and to effect any refinancing of indebtedness will depend upon future operating performance, which will be affected by prevailing economic conditions in the markets that we serve as well as financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings, or other financings may be unavailable in an amount sufficient to enable us to fund our obligations under the notes, other debt service, lease and royalty payment obligations or our other liquidity needs.

Our relative amount of debt could have material consequences to our business, including, but not limited to:

➢	making it more difficult to satisfy debt covenants and debt service, lease payments and other obligations;

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➢	making it more difficult to pay quarterly dividends as we have in the past;

➢	increasing our vulnerability to general adverse economic and industry conditions;

➢	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements;

➢	reducing the availability of cash flows from operations to fund acquisitions, working capital, capital expenditures or other general corporate purposes;

➢	limiting our flexibility in planning for, or reacting to, changes in the business and the industry in which we compete;

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our ABL Facility; or

➢	placing us at a competitive disadvantage with competitors with relatively lower amounts of debt.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Because the notes rank below any secured debt, you may not receive full payment on your notes.

A.T. Massey and other operating subsidiaries are the borrowers or guarantors under our $175 million asset-based revolving credit facility. If we are unable to repay amounts on our secured debt, the lenders could proceed against the collateral securing the debt and we may not have enough assets left to pay you. In addition, we may be unable to make payments on the notes if we are in default under such credit facility.

The notes and the guarantees of the notes are not secured by any of our assets and are effectively subordinated to any existing or future secured indebtedness of us or the guarantors, including our asset-based revolving credit facility, to the extent of the collateral securing such indebtedness. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us or the guarantors, or if the debt under any such credit facility is accelerated as a result of a cross-default provision in our outstanding debt or otherwise, the lenders under such facilities would be entitled to exercise the remedies available to secured lenders under applicable law. Our lenders would have a claim on our assets securing our obligations under such facilities. Accordingly, we cannot assure you that there will be sufficient assets remaining to pay amounts due on all or any of the notes or the guarantees of the notes.

The notes and the guarantees of the notes will be effectively subordinated to indebtedness of our non-guarantor subsidiaries and joint ventures.

The notes and the guarantees of the notes will be effectively subordinated to all existing and future obligations, including indebtedness, of any of our and each guarantor’s subsidiaries that are not guarantors. Claims of creditors of those subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over claims by us and such guarantors and the holders of our indebtedness, including the notes and the guarantees of the notes. At June 30, 2008, our non-guarantor subsidiaries had $0 indebtedness and less than $0.1 million of other liabilities. In addition, the indenture under which the notes will be issued will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Risk factors

The guarantees may not be enforceable because of fraudulent conveyance laws.

The obligation of our subsidiaries, as guarantors of the notes, may be subject to challenge under state, federal or foreign fraudulent conveyance or transfer laws. Under state and federal laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of such subsidiary, such as a trustee in bankruptcy or the subsidiary in its capacity as debtor-in-possession, were to find that, at the time such obligation was incurred, such subsidiary, among other things:

➢	did not receive fair consideration or reasonably equivalent value therefore; and

➢	either

-	was insolvent;

-	was rendered insolvent;

-	was engaged in a business or transaction for which its assets constituted unreasonably small capital; or

-	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured,

a court could void such subsidiary’s obligation under the guarantee, and direct the return of any payment made under the guarantee to the subsidiary or to a fund for the benefit of its creditors.

Moreover, regardless of the factors identified above, such court could void such subsidiary’s obligation, and direct such repayment, if it found that the obligation was incurred with the intent to hinder, delay, or defraud such subsidiary’s creditors. In that event, the holder of the notes would not have the benefit of such subsidiary’s guarantee and would have to look for payment solely from us.

The measure of insolvency for purposes of the above will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent:

➢	if the sum of its debts is greater than the fair value of all of its property;

➢	if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature; or

➢	if it could not pay its debts as they become due.

Certain of our outstanding indebtedness matures or may mature prior to the maturity of these notes.

Our ABL Facility has a five-year term ending in August 2011 and our $760 million 6.875% senior notes due 2013 (the “6.875% Notes”) are due December 15, 2013. On May 15, 2009, May 15, 2013 and May 15, 2018 holders of our $0.07 million 4.75% convertible senior notes due 2023 (the “4.75% Notes”) may require us to purchase their notes for cash. On April 1, 2011, April 1, 2014 and April 1, 2019, holders of our $9.6 million 2.25% convertible senior notes due 2024 (the “2.25% Notes”) may require us to purchase their notes for cash. In addition, holders of the 4.75% Notes and the 2.25% Notes also may require us to purchase their notes upon a fundamental change, which will be deemed to have occurred upon certain change of control transactions. A fundamental change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. In addition, on November 15, 2010, any of our 6.625% Notes not tendered and purchased will mature. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to repay such indebtedness. Failure by us to repay such indebtedness when required will result in an event of default with respect to such indebtedness and these notes.

Risk factors

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our or our subsidiaries’ ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted from repurchasing subordinated indebtedness or common stock by the terms of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

➢

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

➢	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

➢	limit our ability to incur secured indebtedness or indebtedness that is equal or senior in right of payment to the notes;

➢	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

➢	restrict our ability to repurchase our securities;

➢	restrict our ability to pledge our assets or those of our subsidiaries; or

➢	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

The market price of our common stock may be volatile, which could cause the value of the notes to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. Between January 1, 2007 and August 6, 2008, the closing trading price of our common stock on the New York Stock Exchange has ranged from a low of $16.01 per share to a high of $95.70 per share. Because the notes are potentially convertible into our common stock, a decrease in the price of our common stock may depress the trading price of the notes. The risk of depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described in this “Risk factors” section and in the other documents incorporated herein by reference as well as, among other things:

➢	our operating and financial performance and prospects;

Risk factors

➢	our ability to repay our debt;

➢	investor perceptions of us and the industry and markets in which we operate;

➢	our dividend policy;

➢	future sales of equity or equity-related securities;

➢	changes in earnings estimates or buy/sell recommendations by analysts; and

➢	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the value of the consideration paid or delivered, as the case may be, upon conversion of the notes.

The trading prices for the notes will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets.

The trading prices of the notes in the secondary market will be directly affected by our ratings with major credit rating agencies, the prevailing interest rates being paid by companies similar to us, and the overall condition of the financial and credit markets. It is impossible to predict the prevailing interest rates or the condition of the financial and credit markets. Credit rating agencies continually revise their ratings for companies that they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes or the trading market for the notes to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock. Any trading by arbitrageurs could, in turn, affect the trading prices of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of notes—Conversion rights—Payment upon conversion,” may:

➢	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

➢	reduce our liquidity;

➢	delay holders’ receipt of the consideration due upon conversion; and

➢	subject holders to market risk before receiving any shares upon conversion.

If the notes become convertible, then, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 20 consecutive trading days that begins on, and includes, the third trading day after the day the notes are tendered for conversion (or, with respect to notes converted on or after the 25th scheduled trading day prior to the maturity date, the 20 consecutive trading days beginning on,

Risk factors

and including, the 22nd scheduled trading day before the maturity date). We refer to this 20 trading day period as the “cash settlement averaging period.”

For so long as the notes are subject to net share settlement, we will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will generally be at least 25 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion under net share settlement is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, so long as the notes are subject to net share settlement, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of notes—Conversion rights—Adjustments to the conversion rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

➢	the issuance of stock dividends on our common stock;

➢	the issuance of certain rights or warrants;

➢	certain subdivisions and combinations of our capital stock; the distribution of capital stock, indebtedness or assets; and

➢	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate holders for the lost option time value of the notes as a result of that fundamental change.

If a make-whole fundamental change occurs, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

➢	you surrender a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated; or

Risk factors

➢	the applicable price is greater than $200.00 per share or less than $61.50 per share (in each case, subject to adjustment).

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 16.2602 shares per $1,000 principal amount of notes. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.

The notes bear interest semi-annually at a rate of 3.25% per year. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds to pay the interest, repurchase price or principal return when due. Our ABL Facility and our 6.875% Notes place significant limits on our ability to repay other indebtedness. For a description of the ABL Facility, the 6.875% Notes and our other existing indebtedness and that of our subsidiaries, see “Description of Other Indebtedness.” In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of notes—Conversion rights,” “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

You may not be able to convert your notes, except during specified periods, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Except during the period from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015, the notes are convertible only if specified conditions are met. These conditions may not be met, in which case you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We may issue additional shares of common stock and preferred stock and thereby materially and adversely affect the price of our common stock. Hedging activities may depress the trading price of our common stock and the notes.

We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests as a noteholder for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received

Risk factors

shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or the conversion of our convertible notes or for other reasons. As of July 31, 2008, there were:

➢

1,824,927 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $28.55 per share, of which options to purchase 434,013 shares were exercisable as of that date at a weighted average exercise price of $21.76 per share;

➢	290,723 shares of our common stock issuable upon conversion of our outstanding 2.25% Notes and 4.75% Notes; and

➢	2,421,812 shares of our common stock available for future grant under our current equity incentive plans.

In addition, our board of directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

Concurrently with this notes offering, we are offering 3,800,000 shares of our common stock (up to 4,370,000 shares of our common stock if the underwriters exercise their over-allotment option) pursuant to a separate prospectus supplement.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the portion of the proceeds from this offering remaining after the tender offer for general corporate purposes. We will retain broad discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits. See “Use of proceeds.”

Provisions in the indenture for the notes and the agreements governing our other indebtedness, our restated certificate of incorporation and restated bylaws and Delaware law may discourage a takeover attempt, even if doing so might be beneficial to our shareholders.

If a “fundamental change” (as described in this prospectus supplement) occurs, holders of the notes will have the right, at their option, either to convert their notes or require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change” (as described in this prospectus

Risk factors

supplement), we also may be required to increase the conversion rate applicable to any notes surrendered for conversion. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity is a U.S. entity that assumes our obligations under the notes. Certain of our other debt instruments impose similar restrictions on us, including with respect to mergers or consolidations with other companies and the sale of substantially all of our assets. These provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Provisions contained in our restated certificate of incorporation and restated bylaws could also impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our restated certificate of incorporation and restated bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of us, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Common Stock” in the accompanying prospectus.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market, We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

➢	the number of potential buyers;

➢	the level of liquidity of the notes;

➢	ratings published by major credit rating agencies;

➢	our financial performance;

➢	the amount of indebtedness we have outstanding;

➢	the level, duration and volatility of market interest rates generally;

Risk factors

➢	the market for similar securities;

➢	the market price of our common stock;

➢	the redemption and repayment features of the notes to be sold; and

➢	the time remaining to the maturity of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The notes may not be rated or may receive a lower rating than anticipated.

If one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

The U.S. federal income tax treatment of the conversion of the notes is uncertain.

The U.S. federal income tax treatment of the conversion of the notes into a combination of cash and common stock is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A summary of U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes, and the shares of common stock into which the notes may be converted, is contained in this prospectus supplement under the heading “U.S. federal income and estate tax considerations.”

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash or property.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that modify our capital structure. See “Description of Notes—Adjustments to the Conversion Rate.” If we adjust the conversion rate with the effect of increasing your proportionate interest in our assets or earnings, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive an actual distribution of cash or property in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “U.S. federal income and estate tax considerations—Consequences to U.S. Holders—Constructive Distributions.” If you are a non-U.S. holder (as defined in “U.S. federal income and estate tax considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “U.S. federal income and estate tax considerations—Consequences to Non-U.S. Holders—Dividends on the Common Stock and Constructive Distributions.”

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or restated bylaws requiring stockholder approval and the record date for determining the stockholders of

Risk factors

record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes, and you may not receive any shares upon conversion.

An accounting change for cash settled convertible debt instruments like the notes will likely cause our reported interest expense to increase.

In May 2008, the FASB issued FASB Staff Position APB 14-1 (FSP APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” reflecting new rules that would change the accounting for certain convertible debt instruments, including the notes. Under these new rules, which are effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, an issuer of a convertible debt instrument that may be settled entirely or partially in cash upon conversion will be required to account for the liability and equity components of the instrument separately. The debt component will be recorded at an estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability will be recorded as additional paid-in capital. As a result, the debt will be treated as if it had been issued at a discount and will subsequently be accreted to its par value over its expected life, with a rate of interest that reflects the issuer’s nonconvertible debt borrowing rate. The resulting interest expense will likely be significantly higher than the actual cash interest expense payable on the instrument.

We are currently evaluating the new rules and cannot quantify the impact at this time. However, we expect to have higher interest expense starting in 2009 due to the non-cash interest expense accretion, and prior period interest expense associated with the notes will also reflect higher than previously reported interest expense due to retrospective application.

Special note regarding forward-looking statements

From time to time, we make certain comments and disclosures in this prospectus supplement and the accompanying prospectus that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings, and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions and the effect thereof on our business;

(iii)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customer’s coal usage;

(iv)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(v)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vi)	our production capabilities to meet market expectations and customer requirements;

(vii)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(viii)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(ix)	the cost and availability of transportation for our produced coal;

(x)	our ability to expand our mining capacity;

(xi)	our ability to manage production costs, including labor costs;

(xii)	adjustments made in price, volume or terms to existing coal supply agreements;

(xiii)	the worldwide market demand for coal, electricity and steel;

(xiv)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

Special note regarding forward-looking statements

(xv)	competition among coal and other energy producers, in the Unites States and internationally;

(xvi)	our ability to timely obtain necessary supplies and equipment;

(xvii)	our reliance upon and relationships with our customers and suppliers;

(xviii)	the creditworthiness of our customers and suppliers;

(xix)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xx)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxi)	our failure to enter into anticipated new contracts;

(xxii)	future economic or capital market conditions;

(xxiii)	foreign currency fluctuations;

(xxiv)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxv)	the lack of insurance against all potential operating risks;

(xxvi)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxvii)	our interpretation and application of accounting literature related to mining specific issues; and

(xxviii)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including without limitation the disclosures included in the documents incorporated by reference in this prospectus supplement and the risk factors described above in the section of this prospectus supplement entitled “Risk Factors.”

Use of proceeds

We estimate that the net proceeds we will receive from this notes offering will be approximately $586.0 million (or $674.0 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses. In addition, we estimate that the net proceeds from the concurrent common stock offering will be approximately $224.1 million (or $257.8 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds of this offering, together with the net proceeds from the concurrent common stock offering, to fund the purchase of our 6.625% Notes in the tender offer and for other general corporate purposes, which may include funding for our planned 2008-2010 expansion of our coal production and for acquisitions or investments in business, products, technologies and repayment of other indebtedness. Our use of proceeds also may include the possible payment of the $220 million jury verdict (less $50 million previously posted in cash as an appeal bond) plus interest (approximately $47 million as of June 30, 2008) against Central West Virginia Energy Company, a subsidiary of Massey, if the jury verdict is not reversed on appeal. For a discussion of this litigation, please see Note 13 of the Notes to Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Assuming that all of the 6.625% Notes are tendered and purchased in the tender offer, we estimate that we will use approximately $351 million of the aggregate net proceeds of this notes offering and the concurrent common stock offering to fund the tender offer (including estimated premiums, consent payments, expenses and accrued interest). Because the purchase price payable in the tender offer is a variable based on a spread over a benchmark U.S. Treasury Security, the actual amount payable in relation to the tender offer is subject to change.

Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this notes offering, we intend to invest the net proceeds in short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

Price range of our common stock

Our common stock trades on the New York Stock Exchange under the symbol “MEE.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock reported on the New York Stock Exchange and the dividends declared on each share of common stock for the periods indicated.

	High	Low	Dividends
2006
First Quarter	$41.53	$33.10	$0.04
Second Quarter	44.34	32.15	0.04
Third Quarter	37.05	18.77	0.04
Fourth Quarter	28.00	19.31	0.04

2007
First Quarter	$26.35	$21.55	$0.04
Second Quarter	30.73	23.97	0.04
Third Quarter	26.80	16.01	0.04
Fourth Quarter	37.99	21.49	0.05

2008
First Quarter	$44.00	$26.22	$0.05
Second Quarter	95.70	35.33	0.05
Third Quarter (through August 6, 2008)	94.09	60.19	0.05

As of June 30, 2008, there were 80,765,855 shares of common stock issued and outstanding and approximately 6,677 registered holders of record of our common stock. The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Dividend policy

Our current dividend policy anticipates the payment of quarterly dividends in the future. We currently intend to continue to pay regular quarterly dividends on our common stock at a rate of $0.05 per share. Our ABL Facility, our 6.625% Notes and our 6.875% Notes contain provisions that restrict us from paying dividends in excess of certain amounts. The ABL Facility limits the payment of dividends to $50 million annually on common stock. The 6.625% Notes and the 6.875% Notes limit the payment of dividends to $25 million annually on common stock, plus the availability in the Restricted Payments Baskets (as defined in the indentures to the 6.625% Notes and 6.875% Notes). In addition, dividends can be paid only so long as no default exists under the ABL Facility, the 6.625% Notes, or the 6.875% Notes, as the case may be, or would result thereunder from paying such dividend. There are no other restrictions, other than those set forth under the corporate laws of the State of Delaware, where we are incorporated, on our ability to declare and pay dividends. The declaration and payment of dividends to holders of common stock will be at the discretion of the board of directors and will be dependent upon our future earnings, financial condition, and capital requirements.

Capitalization

The following table sets forth our cash position and capitalization as of June 30, 2008:

➢	on an actual basis;

➢

on an as adjusted basis to give effect to the issuance and sale of $600.0 million aggregate principal amount of 3.25% convertible senior notes due 2015 in this notes offering, after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes); and

➢

on a pro forma as adjusted basis to give further effect to the issuance and sale of 3,800,000 shares of our common stock in the concurrent common stock offering at a public offering price of $61.50 per share, and after deducting the underwriting discount and estimated offering expenses (assuming no exercise of the underwriters’ over-allotment option to purchase additional shares) and the use of a portion of the net proceeds from this notes offering and the common stock offering to purchase $335 million aggregate principal amount of our 6.625% Notes.

You should read this table with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	As of June 30, 2008
	(unaudited)
	Actual	As Adjusted	Pro Forma as Adjusted(1)
	(in thousands, except share data)

Cash and cash equivalents	$351,904	$937,904	$811,467

Short-term debt
Current portion of capital lease obligations	$1,925	$1,925	$1,925

Total short-term debt	1,925	1,925	1,925

Long-term debt
3.25% Convertible Senior Notes due 2015	—	600,000	600,000
6.875% Senior Notes due 2013, net of $5.6 million discount	755,715	755,715	755,715
6.625% Senior Notes due 2010	335,000	335,000	—
2.25% Convertible Senior Notes due 2024	9,647	9,647	9,647
4.75% Convertible Senior Notes due 2023	70	70	70
Capital lease obligations	5,958	5,958	5,958
Fair value hedge valuation	(4,287)	(4,287)	—

Total long-term debt	1,102,103	1,702,103	1,371,390

Shareholders’ equity

Capital stock
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.625 par value, 150,000,000 shares authorized, 83,640,655 shares issued, actual and 84,565,855 shares issued, pro forma as adjusted	52,262	52,262	52,840
Treasury stock, 2,874,800 shares at cost, actual and 0 shares, pro forma as adjusted	(79,986)	(79,986)	—
Additional capital	264,713	264,713	408,293
Retained earnings	542,181	542,181	529,166
Accumulated other comprehensive loss	(27,667)	(27,667)	(27,667)

Total shareholders’ equity	751,503	751,503	962,632

Total capitalization	$1,855,531	$2,455,531	$2,335,947

(1)	Assumes that all of the 6.625% Notes are tendered and purchased in the tender offer at an aggregate purchase price of approximately $351 million, including fees and expenses related to the tender offer.

Description of notes

We will issue the notes under an indenture between us and Wilmington Trust Company, as trustee, to be dated as of August 12, 2008, together with the first supplemental indenture, to be dated as of August 12, 2008. We refer to the indenture as so supplemented as the “indenture.” The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request. The indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. For purposes of this summary, the terms “Massey,” “Massey Energy,” “we,” “us” and “our” refer only to Massey Energy Company and not to any of its subsidiaries, unless we specify otherwise.

General

The notes we are offering:

➢

are initially limited to $600.0 million aggregate principal amount, or $690.0 million if the underwriters exercise in full their over-allotment option; we may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions as the notes, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes; the notes offered by this prospectus supplement and the accompanying prospectus and any such additional notes would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture;

➢

bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on August 1 and February 1 of each year, beginning on February 1, 2009, to holders of record at the close of business on the preceding July 15 and January 15, respectively, except as described below;

➢	will be issued in denominations of integral multiples of $1,000 principal amount;

➢	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “—Ranking”;

➢	will be guaranteed on a senior unsecured basis by substantially all of our current and future operating subsidiaries as described under “—Guarantees”;

➢

are convertible into cash and, if applicable, shares of our common stock, as described below under “—Payment upon conversion,” based on an initial conversion rate of 11.4106 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $87.64 per share) under the conditions and subject to such adjustments described under “—Conversion rights”;

➢	are not redeemable at our option prior to maturity;

➢	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change,” at a

Description of notes

repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

➢	mature on August 1, 2015, unless previously repurchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Mergers and sales of assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Ranking

The notes are our general unsecured obligations. The notes rank senior in right of payment to all of our existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all of our existing and future unsecured obligations that are not so subordinated. Each note guarantee (as defined below) is a general unsecured obligation of the guarantor thereof and will rank senior in right of payment to all existing and future obligations of such guarantor that are, by their terms, expressly subordinated in right of payment to such note guarantee and pari passu in right of payment with all existing and future unsecured obligations of such guarantor that are not so subordinated.

The notes and each note guarantee are also effectively subordinated to our secured indebtedness and the applicable guarantor(s) to the extent of the value of the assets securing such indebtedness.

The notes and each note guarantee are also effectively subordinated to all existing and future obligations, including indebtedness, of any of our and each guarantor’s subsidiaries that are not guarantors. Claims

Description of notes

of creditors of these subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over claims by us and such guarantors and the holders of our indebtedness, including the notes and note guarantees.

As of June 30, 2008, assuming this offering and related transactions had occurred on that date, we and the guarantors would have had no secured indebtedness outstanding, except for our asset-based revolving credit agreement, which provides for available borrowings, including letters of credit, of up to $175 million, of which as of June 30, 2008, there were $73.7 million of letters of credit issued and there were no outstanding borrowings under this facility. The indenture does not limit the amount of additional secured indebtedness that we and our subsidiaries may incur, and the amount of this indebtedness could be substantial.

Guarantees

Our obligations under the notes and the indenture are guaranteed (each, a “note guarantee”) by the subsidiaries that guarantee our outstanding senior and convertible notes, which represent substantially all of our subsidiaries. Certain future subsidiaries will not be required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or to their guarantor parents. Revenues generated by the guarantors constituted substantially all of our revenues for the twelve-month period ended December 31, 2007, and assets held by the guarantors constituted substantially all of our consolidated assets as of December 31, 2007.

The obligations of each subsidiary guarantor under its note guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its note guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of any such subsidiary guarantor under its note guarantee not constituting a fraudulent conveyance, fraudulent transfer or similarly avoidable transaction under U.S. federal or state law. Each subsidiary guarantor that makes a payment or distribution under its note guarantee is entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on net assets of each subsidiary guarantor.

A subsidiary guarantor will be released and relieved of any obligations under its note guarantee:

➢

in the event of a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, amalgamation, consolidation, plan of arrangement or otherwise, or a sale or other disposition of all the equity interests of any subsidiary guarantor then held by us and our subsidiaries; or

➢	if the subsidiary guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, us or another subsidiary guarantor in a compliance with the indenture.

Additional Note Guarantees

If any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to us or another subsidiary or non-recourse indebtedness), including any guarantee of any of our or our subsidiary’s indebtedness (other than a guarantee of indebtedness owing to us or our subsidiary), then we shall cause such subsidiary to:

➢	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall issue a note guarantee; and

Description of notes

➢

deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture and note guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

Thereafter, such subsidiary shall be a guarantor for all purposes of the indenture. We may cause any other subsidiary of ours to issue a note guarantee and become a guarantor. At any time all the indebtedness and guarantees of indebtedness of such guarantor are repaid or released without further obligation by such subsidiary, such subsidiary need no longer be a guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instruments as we or such subsidiary may request to evidence the termination of the notes guarantee.

“Non-recourse indebtedness” means indebtedness of a subsidiary:

(1)	as to which neither we nor any guarantor (a) provides credit support of any kind (including any undertaking, indemnity, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the notes) of us or any guarantor to declare a default on the other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse to the equity interests or assets of us or any of the guarantors

We and our subsidiaries shall not be required to comply with the provisions of this covenant during any Suspension Period.

“Suspension Period” means any period in which the notes are rated Investment Grade by both Rating Agencies and no Default has occurred and is continuing under the indenture.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means S&P and Moody’s.

“Default” means (1) any event of default under the indenture or (2) any event, act or condition that, after notice or the passage of time or both, would be an event of default.

Interest payments

We will pay interest on the notes at a rate of 3.25% per annum, payable semi-annually in arrears on each August 1 and February 1 of each year, beginning on February 1, 2009. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business

Description of notes

on the preceding July 15 and January 15, respectively (each, a “record date”). Interest will accrue on the notes from and including August 12, 2008 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If notes are converted after a record date but prior to the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the interest payable on such notes on that interest payment date notwithstanding the conversion.

However, a holder who surrenders a note for conversion after a record date but prior to the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the note being converted; provided that no such interest payment need be made to us:

➢	if the note is surrendered for conversion after the record date immediately preceding the final maturity date of that note;

➢

if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is tendered for conversion after such record date and on or before such interest payment date; or

➢	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion rights

If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of notes may, prior to the close of business on the second business day immediately preceding the maturity date and subject to prior maturity or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of 11.4106 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $87.64 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per share of our common stock on the last trading day of the relevant cash settlement averaging period. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” below, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an interest payment date. See “—Interest payments” above.

Description of notes

A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described below. If a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event more than three business days, after the later of:

➢	the date the holder surrenders the note for conversion;

➢	the last trading day in the applicable cash settlement averaging period; and

➢	the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax consequences to a holder that converts notes, see “U.S. federal income and estate tax considerations—Consequences to U.S. Holders—Conversion of Notes into Our Common Stock and/or Cash” and “—Consequences to Non-U.S. Holders—Sale, Exchange or Other Dispositions of Notes or Common Stock.”

Payment upon conversion

Holders that tender their notes for conversion will receive, in respect of each $1,000 principal amount of notes so converted, cash and, if applicable, shares of our common stock in an amount equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below). We will pay or deliver, as the case may be, the cash and, if applicable, shares of common stock on the third business day immediately following the last trading day of the relevant cash settlement averaging period.

Description of notes

The “cash settlement averaging period” with respect to any note means:

➢

if the note is converted during the period beginning on the 25th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date; and

➢	in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, in respect of each $1,000 principal amount of converted notes, consists of:

➢	cash equal to the lesser of $50.00 and the “daily conversion value” (as described below); and

➢

if such daily conversion value exceeds $50.00, a number of shares of our common stock (the “daily share amount”) equal to (A) the difference between such daily conversion value and $50.00, divided by (B) the “volume-weighted average price” (as defined below) of our common stock for such trading day (subject to our right to pay cash in lieu of all or a portion of such shares, as described in the immediately succeeding paragraph.

By the close of business on the business day immediately preceding the first scheduled trading day of the relevant cash settlement averaging period (or, with respect to any conversion date for notes that occurs on or after the 25th scheduled trading day immediately preceding the maturity date, on or prior to such 25th scheduled trading day), we may specify a percentage of the daily share amounts for the relevant cash settlement averaging period (or for certain specified holders with a given cash settlement averaging period) that will be settled in cash (the “cash percentage”), and we will concurrently notify you and the trustee of such cash percentage (the “cash percentage notice”). We will treat all holders with the same cash settlement averaging period in the same manner. We will not, however, have any obligation to settle our conversion obligations arising with respect to different cash settlement averaging periods in the same manner. That is, we may choose with respect to one cash settlement averaging period, for each trading day in such cash settlement averaging period, to settle the portion of the daily conversion value, if any, in excess of $50.00 solely in shares of our common stock and choose with respect to another cash settlement averaging period to settle such excess portion of the daily conversion value, if any, in cash or a combination of cash and shares of our common stock. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the relevant cash settlement averaging period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the volume-weighted average price for such trading day. The number of shares of our common stock deliverable in respect of each such trading day in the relevant cash settlement averaging period will be the daily share amount (assuming we had not specified a cash percentage) multiplied by a percentage equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the daily share amount for each trading day in such cash settlement averaging period with shares of our common stock; provided, however, that we will pay cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period.

The “daily conversion value” on a given trading day means one-twentieth of the product of:

➢	the applicable conversion rate; and

➢	the volume-weighted average price per share of our common stock on that trading day.

Description of notes

The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MEE.N <Equity> AQR” (or any successor thereto). If such price is not available, the volume-weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

“Trading day” means any day during which:

➢	trading in our common stock generally occurs; and

➢	there is no “market disruption event” (as described below).

“Market disruption event” means either:

➢	a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

➢

the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any option contracts or futures contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then existing indebtedness. See “Risk factors—We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to pay cash on the notes when converted would result in an event of default with respect to the notes.

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

➢	the event causing the notes to become convertible;

➢	the time during which the notes will be convertible as a result of that event;

➢	if that event is a transaction described under “—Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

➢	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first

Description of notes

date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes pursuant to that make-whole fundamental change is so extended.

Holders may surrender their notes for conversion only in the circumstances described below. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the final maturity date of the notes.

Conversion based on price of common stock

Prior to the close of business on the second business day immediately preceding the maturity date and subject to earlier repurchase, holders may surrender their notes for conversion during any calendar quarter (and only during that quarter) after the calendar quarter ending September 30, 2008, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the applicable conversion rate that becomes effective, or any event requiring an adjustment to the applicable conversion rate where the “ex-date” (as described below) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock means the price of a share of our common stock on the relevant date, determined (a) on the basis of the closing sale price per share of our common stock (or if no closing sale price per share of our common stock is reported, the average of the bid and ask prices per share of our common stock or, if more than one in either case, the average of the average bid and the average ask prices per share of our common stock) on such date on the U.S. principal national securities exchange on which our common stock is listed; or (b) if our common stock is not listed on a U.S. national securities exchange, as reported by Pink Sheets LLC or a similar organization. In the absence of a quotation, the closing sale price shall be such price as we shall reasonably determine on the basis of such quotations as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arm’s-length transaction, for a share of our common stock.

The term “ex-date,” (i) when used with respect to any issuance or distribution, means the first date on which our common stock trades the regular way on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of our common stock, means the first date on which our common stock trades the regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender offer or exchange offer means the first date on which our common stock trades the regular way on such exchange or in such market after the expiration time of such tender offer or exchange offer (as it may be amended or extended).

Description of notes

Conversion upon satisfaction of the trading price condition

Prior to the close of business on the second business day immediately preceding the maturity date and subject to maturity and subject to earlier repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

➢	the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer; or

➢

in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $1.0 million in aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes on that trading day. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion upon the occurrence of certain corporate transactions

If:

➢

a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” or a “make-whole fundamental change,” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” occurs; or

➢

we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property,

Description of notes

then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate, but only if they convert their notes during the make-whole conversion period. See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in clauses (3), (4) or (5) under “—Adjustments to the conversion rate” below, then we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex-date” of the transaction or the expiration date for such transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015 or earlier repurchase.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), but the daily conversion value will be calculated based on the fair value of the reference property. Also, if the reference property consists solely of cash, then we will generally settle conversions of notes within three business days. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially

Description of notes

all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Adjustments to the Conversion Rate

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior the open of business on the effective date of such share split or share combination, as the case may be;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 =	the number of shares of our common stock outstanding that would be outstanding immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be, after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Such adjustment shall become effective immediately after the opening of business on the ex-date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, or the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay

Description of notes

such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days from the record date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-date for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution.

Such adjustment shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the opening of business on the ex-date for such distribution. We shall not issue any such rights, options or warrants in respect of shares of common stock held in treasury by us. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the closing sale prices over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the board of directors. In no event shall the conversion rate be decreased pursuant to this clause (2).

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

➢	dividends or distributions referred to in clause (1) or (2) above;

Description of notes

➢	dividends or distributions paid exclusively in cash; and

➢	spin-offs to which the provisions set forth below in this paragraph (3) shall apply, then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV =	the fair market value on the ex-date for such distribution (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to be distributed per share of our common stock.

Such adjustment shall become effective immediately prior to the opening of business on the ex-date for such distribution; provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each securityholder shall receive on the date on which the distributed property is distributed to holders of common stock, for each $1,000 principal amount of notes the amount of distributed property such holder would have received had such holder owned a number of shares of common stock equal to the conversion rate on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. If the board of directors determines “FMV” for purposes of this clause (3) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the closing sale prices over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-date for the spin-off will be increased based on the following formula:

CR1 = CR0 x	FMV+MP0
MP0

Description of notes

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

CR1 =	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

FMV =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off; and

MP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this paragraph (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, excluding the first dividend or distribution with an ex-date in any calendar quarter if such dividend or distribution does not exceed $0.05 per share (the “dividend threshold amount”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0 – DTA
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately preceding the ex-date for such dividend or distribution;

DTA =	the dividend threshold amount, in the case of the first dividend or distribution with an ex-date in any calendar quarter or zero, in the case of any dividend or distribution in a calendar quarter that is not the first such dividend or distribution in such calendar quarter. The dividend threshold amount shall be subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate as described in this clause (4); and

C =	the amount in cash per share we distribute to holders of our common stock.

Description of notes

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP1 =	the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any tender or exchange offer expires, references within this paragraph (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date.

The indenture does not require us to adjust the conversion rate for any of the transactions described in clauses (1) through (5) above if we make provision for each holder of the notes to participate in the transaction at the same time common stockholders participate without conversion as if such holder held a number of shares equal to the conversion rate in effect on the “ex-date” or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Description of notes

We will not adjust the conversion rate pursuant to clauses (1) through (5) above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2008, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if a fundamental change or make-whole fundamental change, or any transaction described under “—Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish in respect of such shares of common stock, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in clause (3) under “—Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

➢	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

➢	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “U.S. federal income and estate tax considerations—Consequences to U.S. Holders—Constructive Distributions” and “—Consequences to Non-U.S. Holders—Dividends on the Common Stock and Constructive Distributions.”

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If:

➢

there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group acting

Description of notes

for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”) (we refer to a transaction described in this bullet point as an “asset sale make-whole fundamental change”); or

➢

there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to any such transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” to, and including, the fundamental change repurchase date for that fundamental change, if earlier). We refer to this period as the “make-whole conversion period.”

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication as soon as practicable after we know the effective date of such make-whole fundamental change (but within any event within three business days after such effective date.)

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole

Description of notes

conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “—Payment upon conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the applicable conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

➢	whose numerator is the conversion rate in effect immediately before the adjustment; and

➢	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Number of additional shares

(per $1,000 principal amount of notes)

Effective Date

Applicable Price	August 6, 2008	August 1, 2009	August 1, 2010	August 1, 2011	August 1, 2012	August 1, 2013	August 1, 2014	August 1, 2015
$61.50	4.8496	4.8496	4.8496	4.8496	4.8496	4.8496	4.8496	4.8496
$65.00	4.8496	4.8496	4.8299	4.6857	4.5196	4.3042	4.0249	3.9740
$70.00	4.6066	4.4181	4.2479	4.0807	3.8808	3.6141	3.2373	2.8751
$75.00	4.1331	3.9426	3.7635	3.5801	3.3565	3.0540	2.6079	1.9227
$80.00	3.7311	3.5406	3.3561	3.1621	2.9225	2.5962	2.1046	1.0894
$85.00	3.3867	3.1976	3.0106	2.8099	2.5604	2.2197	1.7020	0.3541
$90.00	3.0893	2.9027	2.7150	2.5109	2.2561	1.9085	1.3799	—
$95.00	2.8304	2.6473	2.4604	2.2552	1.9987	1.6497	1.1220	—
$100.00	2.6037	2.4245	2.2397	2.0352	1.7796	1.4336	0.9155	—
$105.00	2.4040	2.2290	2.0471	1.8448	1.5921	1.2522	0.7501	—
$110.00	2.2270	2.0565	1.8782	1.6790	1.4308	1.0993	0.6174	—
$115.00	2.0694	1.9036	1.7292	1.5340	1.2914	0.9698	0.5108	—
$120.00	1.9284	1.7674	1.5973	1.4065	1.1703	0.8597	0.4251	—
$130.00	1.6875	1.5360	1.3749	1.1941	0.9720	0.6852	0.3003	—
$140.00	1.4900	1.3478	1.1961	1.0259	0.8187	0.5561	0.2187	—
$150.00	1.3260	1.1927	1.0501	0.8906	0.6983	0.4591	0.1646	—
$160.00	1.1882	1.0633	0.9295	0.7805	0.6025	0.3852	0.1284	—
$170.00	1.0712	0.9541	0.8288	0.6896	0.5252	0.3280	0.1036	—
$180.00	0.9709	0.8611	0.7437	0.6140	0.4621	0.2832	0.0863	—
$190.00	0.8841	0.7812	0.6712	0.5503	0.4101	0.2475	0.0740	—
$200.00	0.8086	0.7119	0.6089	0.4961	0.3666	0.2188	0.0649	—

The exact applicable price and effective date may not be as set forth in the table above, in which case:

➢

if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

➢

if the actual applicable price is greater than $200.00 per share (subject to adjustment in the same manner as the applicable price as set forth above), we will not increase the applicable conversion rate; and

➢	if the actual applicable price is less than $61.50 per share (subject to adjustment in the same manner as the applicable price as set forth above), we will not increase the applicable conversion rate.

Description of notes

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 16.2602 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of shares of our common stock as a result of the provisions described above under the caption “—Change in the conversion right upon certain reclassifications, business combinations and asset sales.” Accordingly, the shares, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Redemption of notes at our option

The notes are not redeemable at our option prior to maturity.

Holders may require us to repurchase their notes upon a fundamental change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the securities register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

➢	the events causing the fundamental change;

➢	the date of the fundamental change;

➢	the fundamental change repurchase date;

➢	the last date on which a holder may exercise the repurchase right;

Description of notes

➢	the fundamental change repurchase price;

➢	the names and addresses of the paying agent and the conversion agent;

➢	the procedures that holders must follow to exercise their repurchase right;

➢	the applicable conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

➢

that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

➢	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

➢	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

➢	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

➢	the name of the holder;

➢	a statement that the holder is withdrawing its election to require us to repurchase its notes;

➢	the certificate numbers of the notes being withdrawn, if they are in certificated form;

➢	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

➢	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC or other applicable clearing agency procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “U.S. federal income and estate tax considerations—Consequences to U.S. Holders—Sale, Exchange or Other Disposition of Notes” and “—Consequences to Non-U.S. Holders—Sale, Exchange or Other Dispositions of Notes or Common Stock.”

Description of notes

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

➢

any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

➢

there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

➢	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

-

the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

-	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

-

at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights (or depository receipts representing such securities) traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

-

as a result of such consolidation or merger, the notes become convertible into cash and, if applicable, solely such common stock and associated rights (subject to the provisions set forth under the heading “—Payment upon conversion”);

➢	the following persons cease for any reason to constitute a majority of our board of directors:

-	individuals who on the first issue date of the notes constituted our board of directors; and

-

any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

Description of notes

➢	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock or depositary shares or other securities into which the notes are then convertible) is no longer listed for trading on a U.S. national securities exchange.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders who have elected to have us repurchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the fundamental change repurchase price. See “Risk factors—Risks related to this offering—We may not have the ability to raise the funds to pay interest on the notes, purchase the notes upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any fundamental change offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

➢	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

Mergers and Sales of Assets

We may not, in a single transaction or series of related transactions, consolidate, amalgamate or merge with or into any other person, including any other entity, or sell, assign, convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person or persons unless:

➢	we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person or group of affiliated persons to which all or

Description of notes

substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the notes and the indenture; and

➢	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

Unless a guarantor is released from its note guarantee as provided under “Additional Note Guarantees,” no guarantor may consolidate or amalgamate with or amalgamate with or merge with or into (whether or not such guarantor is the surviving person) another person or (ii) sell, assign, transfer, lease, convey or otherwise dispose of its properties or assets as an entirety or substantially as an entirety to another person or persons unless:

➢

such guarantor will be the surviving or continuing person or the person, if other than such guarantor or us, formed by or surviving any such consolidation or merger, amalgamation or the person acquiring the property or assets in any such sale, assignment, transfer, lease, conveyance or other disposition or plan of arrangement expressly assumes all of the obligations of such guarantor under its note guarantee and the indenture; and

➢	immediately after giving effect to such transaction, there is no default and no event of default under the indenture.

If we or a guarantor consolidates, amalgamates with or merges into any other corporation or sells, assigns, conveys, transfers or leases our or such guarantor’s property and assets as an entirety or substantially as an entirety as described in the preceding paragraphs, the successor person shall succeed to and be substituted for us or such guarantor, and may exercise our rights and powers under the indenture, the notes and the note guarantees, and after any such contemplated transaction, except in the case of a lease, we or such guarantor will be relieved of all obligations and covenants under the indenture, the notes, and the note guarantee of such guarantor.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions occurring prior to August 1, 2015 could constitute a “fundamental change” permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following constitutes an event of default with respect to the notes:

➢	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

➢	default in the payment of principal of any note when it becomes due and payable;

➢

default in our obligation to purchase notes when it becomes due and payable upon the occurrence of a fundamental change or exercise by a holder of its option to require us to purchase such holder’s notes;

➢	default in our obligation to satisfy our conversion obligation upon exercise of a holder’s conversion right;

➢

default in the performance, or breach, of any covenant or warranty of ours or of any guarantor in the indenture and continuance of such default or breach for a period of 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes, provided such written notice specifies such default or

Description of notes

breach and requires it be remediated and states that such notice is a “notice of default” under the indenture;

➢

a default under any debt by us or any subsidiary of ours that results in the acceleration of the maturity of such debt or failure to pay any such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;

➢

any note guarantee of any Significant Subsidiary (as defined below) ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid by a court of competent jurisdiction or any such guarantor denies in writing its liability under its note guarantee (other than by reason of release of any such guarantor from its note guarantee in accordance with the terms of the indenture and the note guarantee);

➢	and certain events of bankruptcy, insolvency and reorganization (each, a “bankruptcy event”).

“Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the first date of issuance of the notes and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and additional interest, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid principal of, and accrued and unpaid interest, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or additional interest, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its

Description of notes

consequences if all existing events of default (other than the nonpayment of principal of, interest and additional interest, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or interest on the notes (other than the non-payment of principal of, interest and additional interest, if any, on the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Notwithstanding the foregoing, the indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reporting” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by the holders of a majority in principal amount of the outstanding notes). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the holders of a majority in principal amount of the outstanding notes prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to the notes.

Description of notes

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture, the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each holder affected, an amendment or waiver may not:

➢	reduce the percentage of the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

➢	reduce the principal of or change the fixed maturity of any note;

➢	change the payment due date of the principal or interest on any note;

➢	reduce the rate of or change the time or place for payment of interest on any notes;

➢

waive a default or event of default in the payment of principal of or interest or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

➢

reduce the amount of principle of any note which would be due and payable upon a declaration of acceleration of maturity in accordance with the indenture, or impair the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof;

➢	make any note payable in money other than that stated in the indenture and the notes;

➢

make any change in the provisions described in this paragraph or the provisions of the indenture relating to waivers of past defaults or waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding note affected thereby, or the rights of holders of notes to receive payments of principal of, or interest or additional interest, if any, on the notes;

➢	except as permitted by the indenture, increase the conversion price or modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders;

➢	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision;

➢	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

➢

reduce the fundamental change purchase price of the notes or amend or modify in a manner adverse to the holders our discretion to make such payments, whether through an amendment or waiver of provisions in the covenant definitions or otherwise; or

➢	make any change that adversely affects the right to convert the notes.

Notwithstanding the foregoing, without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

➢

cure any ambiguity, defect, omission or inconsistency or make any other changes in the provisions of the indenture which we may deem necessary or desirable, provided such amendment does not materially and adversely affect the rights of the holders of the notes;

Description of notes

➢	provide for uncertificated notes in addition to or in place of certificated notes;

➢	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “—Mergers and Sales of Assets;”

➢	provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

➢	reduce the conversion price;

➢	add guarantees with respect to the notes;

➢	secure the notes;

➢	add covenants of Massey and/or the guarantors for the benefit of the holders of the notes or surrender any right or power conferred upon us with respect to the notes;

➢

comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchange of notes;

➢

evidence the assumption of our or a guarantor’s obligations under the indenture and the notes or a note guarantee by a successor upon our or a guarantor’s consolidation, amalgamation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our or a guarantor’s property or assets in accordance with the indenture;

➢

make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

➢	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

➢	to conform the indenture to the description of the notes contained in this prospectus supplement;

➢

add to, change or eliminate any provision of the indenture in respect of the notes, provided such addition, change or elimination (i) does not apply to any notes then outstanding and entitled to the benefit of such provision or modify the rights of the holders of any such notes or (ii) becomes effective only when there are no such notes outstanding;

➢	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

➢	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

➢	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

➢	to provide for the release of a note guarantee in accordance with the indenture.

Reporting

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and

Description of notes

regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with Section 314(a) of the Trust Indenture Act.

Listing and Trading

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the ticker symbol “MEE.”

Governing Law

The indenture provides that the notes and the note guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Discharge

We may satisfy and discharge our obligations under the indenture as to the notes by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders of the notes, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash or shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

The notes will not be subject to either the full defeasance or covenant defeasance provisions of the indenture.

Calculations in Respect of Notes

We (and any agents we appoint for such purposes) will be responsible for making all calculations called for under the indenture or the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and absent manifest error, each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Exchange, Registration and Transfer

The notes will be issued in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Description of notes

The notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. The security registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

The registered holder of a note will be treated as the owner of it for all purposes.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Book-Entry; Delivery and Form; Global Notes

The notes will be issued only in the form of permanent global notes in definitive, fully-registered form without interest coupons. The global notes are deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Except in the limited circumstances described below, holders of notes represented by interests in the global notes will not be entitled to receive notes in definitive form.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Description of notes

Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such beneficial interests. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global notes other than participants).

So long as DTC or its nominee is the registered holder and owner of the global notes, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any Notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of and interest on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes.

Unless and until it is exchanged in whole or in part for notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of such portion of

Description of notes

the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global notes for notes in definitive form, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global notes. In addition, if an event of default occurs and is continuing, at the request of DTC, we will issue notes in fully registered, definitive form in exchange for the global notes.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Concerning the Trustee and Transfer Agent

Wilmington Trust Company is the trustee, security registrar, paying agent and conversion agent.

The trustee is under no obligation to exercise any of its powers at the request of any of the holders of the notes unless those holders have offered to the trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or the exercise of any trust or power of the trustee. The trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

If the trustee is one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received from any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The transfer agent for our common stock is Wells Fargo Bank, N.A.

Description of other indebtedness

6.875% Senior Notes due 2013

On December 21, 2005, we issued $760.0 million of our 6.875% Notes. The 6.875% Notes were issued at a discount price of $992.43 per $1,000 note. As of June 30, 2008, there was $755.7 principal amount, net of discount, of the 6.875% Notes outstanding. The 6.875% Notes are unsecured obligations ranking equally with all other unsecured senior indebtedness of ours and are guaranteed by A.T. Massey and substantially all of our current and future operating subsidiaries. Interest on the 6.875% Notes is payable on December 15 and June 15 of each year. We may redeem the 6.875% Notes, in whole or in part, for cash at any time on or after December 15, 2009 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par on December 15, 2011, plus accrued and unpaid interest. At any time on or before December 15, 2008, we may redeem up to 35% of the principal amount of the 6.875% Notes with the proceeds of qualified equity offerings at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest.

The 6.875% Notes contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the notes; (3) pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness; (4) make investments; (5) sell assets and issue capital stock of restricted subsidiaries; (6) incur liens; (7) enter into agreements restricting our subsidiaries’ ability to pay dividends; (8) enter into sale and leaseback transactions; (9) enter into transactions with affiliates; and (10) consolidate, merge or sell all or substantially all of our assets. We are currently in compliance with all covenants.

2.25% Convertible Senior Notes due 2024

On April 7, 2004, we issued $175.0 million of our 2.25% Notes. As of June 30, 2008, there was $9.6 million principal amount of the 2.25% Notes outstanding. The 2.25% Notes are unsecured obligations of ours, rank equally with all other unsecured senior indebtedness and are guaranteed by A.T. Massey and substantially all of our current and future operating subsidiaries. Interest is payable semiannually on April 1 and October 1 of each year.

Holders of the 2.25% Notes may require us to purchase all or a portion of their notes for cash on April 1, 2011, 2014, and 2019, at a purchase price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. In addition, if we experience certain specified types of fundamental changes on or before April 1, 2011, the holders may require us to purchase the notes for cash. We may redeem all or a portion of the 2.25% Notes for cash at any time on or after April 6, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.

The 2.25% Notes are convertible during certain periods by holders into shares of common stock initially at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of 2.25% Notes (subject to adjustment upon certain events) under the following circumstances: (1) if the price of common stock issuable upon conversion reaches specified thresholds; (2) if we redeem the 2.25% Notes; (3) upon the occurrence of certain specified corporate transactions; or (4) if the credit ratings assigned to the 2.25% Notes decline below certain specified levels. Regarding the thresholds in (1) above, holders may convert each of their notes into shares of common stock during any calendar quarter (and only during such calendar quarter) if the last reported sale price of common stock for at least 20 trading days during

Description of other indebtedness

the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of common stock. The conversion price is $33.60 per share. As of June 30, 2008, the price per share of common stock had reached the specified threshold for conversion. Consequently, the 2.25% Notes are convertible until September 30, 2008, the last day of our third quarter. The 2.25% Notes may be convertible beyond this date if the specified threshold for conversion is met in subsequent quarters. As of June 30, 2008, if all of the notes outstanding were eligible and were converted, we would have needed to issue 287,113 shares of common stock.

4.75% Convertible Senior Notes due 2023

On May 29, 2003, we issued $132.0 million of our 4.75% Notes. As of June 30, 2008, there was $0.1 million principal amount of the 4.75% Notes outstanding. These notes are guaranteed by A.T. Massey. The notes are unsecured obligations ranking equally with all of our other unsecured senior indebtedness. Interest on the notes is payable on May 15 and November 15 of each year. The 4.75% Notes will mature on May 15, 2023; however, we may redeem some or all of the notes at any time on or after May 20, 2009 at a redemption price equal to 100% of the principal amount of the notes redeemed, plus any accrued and unpaid interest.

Holders of the 4.75% Notes may require us to purchase all or a portion of their notes on May 15, 2009, May 15, 2013 and May 15, 2018. We are required to pay cash for all notes so purchased on May 15, 2009. For purchases on May 15, 2013 or May 15, 2018, we may, at our option, choose to pay the purchase price for such notes in cash or in shares of our common stock or any combination thereof.

The 4.75% Notes are convertible during certain periods by holders into shares of our common stock initially at a conversion rate of 51.573 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain events) under the following circumstances: (1) if the price of our common stock reaches specified thresholds; (2) if the notes are redeemed by us; (3) upon the occurrence of certain specified corporate transactions; or (4) if the credit ratings assigned to the notes decline below specified levels. Regarding the thresholds in (1) above, holders may convert each of their notes into shares of common stock during any calendar quarter (and only during such calendar quarter) if the last reported sale price of common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of common stock. The conversion price is $19.39 per share. As of June 30, 2008, the price per share of common stock had reached the specified threshold for conversion. Consequently, the 4.75% Notes are convertible until September 30, 2008, the last day of our third quarter. The 4.75% Notes may be convertible beyond this date if the specified threshold for conversion is met in subsequent quarters. In June 2008, $660,000 of principal amount of the 4.75% Notes was converted into 34,037 shares of our common stock. As of June 30, 2008, if all of the notes outstanding were eligible and were converted, we would have needed to issue 3,610 shares of common stock.

6.625% Senior Notes Due 2010

On November 10, 2003, we issued $360 million of our 6.625% Notes. As of June 30, 2008, there was $335 million principal amount of the 6.625% Notes outstanding. The notes are unsecured obligations ranking equally with all of our other unsecured senior indebtedness and are guaranteed by A.T. Massey and substantially all of our current and future operating subsidiaries. We may redeem all or part of the notes at any time at a redemption price equal to 100% of the principle amount plus a premium declining ratably to par on November 15, 2009.

Description of other indebtedness

The 6.625% Notes contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability to, among other things: (1) incur additional indebtedness; (2) subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the notes; (3) pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness; (4) make investments; (5) sell assets and issue capital stock of restricted subsidiaries; (6) incur liens; (7) enter into agreements restricting our subsidiaries’ ability to pay dividends; (8) enter into sale and leaseback transactions; (9) enter into transactions with affiliates; and (10) consolidate, merge or sell all or substantially all of our assets. We are currently in compliance with all covenants.

On or about the date of this prospectus supplement, we intend to commence a tender offer and consent solicitation to purchase any and all of the outstanding 6.625% Notes and to obtain the consent of holders to certain amendments to the indenture governing the 6.625% Notes. See “Summary—Tender Offer and Consent Solicitation.”

Fair Value Hedge

On November 10, 2003, we entered into a fixed interest rate to floating interest rate swap agreement (the “Swap Agreement”) with a highly rated financial institution covering a notional amount of debt of $240 million. We designated this swap as a fair value hedge of a portion of our 6.625% Notes. We used the Swap Agreement to reduce interest expense and modify exposure to interest rate risk by converting our fixed rate debt to a floating rate liability. The Swap Agreement was originally scheduled to terminate on November 15, 2010, however, on December 9, 2005, we notified the swap counterparty that we were exercising our right to terminate the Swap Agreement because of anticipated increases in the variable interest rate component of the swap. We paid a $7.9 million termination payment to the swap counterparty on December 13, 2005. The remaining unamortized portion of the termination payment will be expensed when the 6.625% Notes have been retired through the tender offer.

Asset-Based Lending Arrangement

On August 15, 2006, we entered into our ABL Facility, which provides for available borrowings, including letters of credit of up to $175 million, depending on the level of eligible inventory and accounts receivables. As of June 30, 2008, this facility supported $73.7 million of letters of credit and there were no outstanding borrowings under this facility. Any future borrowings under this facility will be variable rate borrowings, based on the applicable LIBOR rate for the specified rate reset period, plus an applicable margin. As of June 30, 2008, the applicable margin to LIBOR was 125 basis points.

The facility is secured by our accounts receivable, eligible coal inventories located at our facilities and on consignment at customers’ facilities, and other intangibles. At June 30, 2008, total remaining availability was $93.7 million based on qualifying inventory and accounts receivable. The credit facility expires in August 2011.

This facility contains a number of significant restrictions and covenants that limit our ability to, among other things: (1) incur liens and debt or provide guarantees in respect of obligations of any other person; (2) increase common stock dividends above specified levels; (3) make loans and investments; (4) prepay, redeem or repurchase debt; (5) engage in mergers, consolidations and asset dispositions; (6) engage in affiliate transactions; (7) create any lien or security interest in any real property or equipment; (8) engage in sale and leaseback transactions; and (9) make distributions from subsidiaries. We are currently in compliance with all covenants.

Description of other indebtedness

Off-Balance Sheet Arrangements

In the normal course of business, we are party to certain off-balance sheet arrangements, including guarantees, indemnifications and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. We use bank letters of credit to secure our obligations for worker’s compensation programs, various insurance contracts and other obligations. As of June 30, 2008, there was $118.8 million in letters of credit outstanding, $45.1 million of which is cash collateralized and $73.7 million of which was issued under the ABL Facility. Issuing banks currently require that such letters of credit be secured by funds deposited into restricted accounts pledged to the banks under reimbursement agreements or be issued under our ABL Facility. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, incorporated by reference in this prospectus supplement.

Concurrent common stock offering

Concurrently with this notes offering, we are offering 3,800,000 shares of our common stock (or a total of 4,370,000 shares if the underwriters therefor exercise their over-allotment option to purchase additional shares in full) pursuant to a separate prospectus supplement. This notes offering is not contingent upon the common stock offering and the common stock offering is not contingent upon this notes offering. We expect to raise approximately $833.7 million in aggregate gross proceeds from the two offerings. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. We cannot assure you that we will complete the concurrent common stock offering.

U.S. federal income and estate tax considerations

The following is a summary of the U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

➢

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, insurance companies or persons liable for alternative minimum tax;

➢

tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

➢	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

➢	tax consequences to partnerships or other pass-through entities and investors in such entities; or

➢	alternative minimum tax consequences, if any.

Finally, this summary does not address all aspects of U.S. federal and estate tax consequences (such as gift tax consequences) or any state, local or foreign tax consequences.

The summary is based upon the provisions of the Code, and regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

U.S. federal income and estate tax considerations

CONSEQUENCES TO U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or shares of common stock received upon conversion of a note that is for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Stated Interest

It is expected that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder generally will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of Notes—Adjustments to the Conversion Rate” and “Description of Notes—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders

U.S. federal income and estate tax considerations

of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no authority directly on point, the IRS may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange or Other Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A noncorporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Our Common Stock and/or Cash

Conversion of Notes for Cash

A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under “—Sale, Exchange or Other Disposition of Notes.”

Conversion of Notes into a Combination of our Common Stock and Cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. We intend to treat the conversion of the notes into our common stock or cash as a partially taxable exchange.

Possible treatment as part conversion and part redemption.    The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

U.S. federal income and estate tax considerations

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization.    The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of:

(i) the excess (if any) of

(A) the amount of cash (not including cash received in lieu of fractional shares and cash attributable to accrued interest, which will be treated in the manner described below) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

(B) the U.S. holder’s tax basis in the notes, and

(ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below).

The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional share.    If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

U.S. federal income and estate tax considerations

Treatment of amounts attributable to accrued interest.    Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income will be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest will equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest will begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual U.S. holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar

U.S. federal income and estate tax considerations

year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock received upon conversion of the notes. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

➢	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

➢

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code;

➢	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

➢	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

➢

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS

U.S. federal income and estate tax considerations

Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock and Constructive Distributions

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders—Conversion of Notes into Our Common Stock and/or Cash”) will not be subject to U.S. federal income tax unless:

➢

that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

U.S. federal income and estate tax considerations

➢	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

➢	we are or have been a “U.S. real property holding corporation” during the applicable statutory period.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

We believe that we may be a “United States real property holding corporation” (“USRPHC”), for U.S. federal income tax purposes. A non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on our common stock solely because of our status as a USRPHC so long as our common stock is “regularly traded on an established securities market,” and such non-U.S. holder did not hold directly or indirectly more than 5% of our common stock (including by virtue of ownership of the notes) at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period. A non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on our notes solely because of our status as a USRPHC if (A) in the case that the notes are regularly traded on an established securities market, such non-U.S. Holder did not hold directly or indirectly more than 5% of our notes at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period, or (B) in the case that the notes are not considered to be “regularly traded on an established securities market,” (i) our common stock is “regularly traded on an established securities market,” and (ii) such non-U.S. holder did not hold an amount of the notes that on the date of acquisition had a fair market value greater than the fair market value on that date of 5% of our common stock.

If neither of the exceptions described above apply to a non-U.S. holder of our common stock and/or notes, then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock or notes would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable graduated U.S. federal income tax rates in much the same manner as applicable to U.S. persons. If our common stock was not considered to be “regularly traded on an established securities market,” a non-U.S. holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of the notes or our common stock. Non-U.S. holders described in this paragraph are urged to consult their own tax advisors in determining the U.S. tax consequences of their investment in the notes or our common stock.

United States Federal Estate Tax

The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on notes beneficially owned by the non-U.S. holder at the time of such holder’s death, provided that any payment to the holder on the

U.S. federal income and estate tax considerations

notes would be eligible for exemption from the 30% U.S. federal withholding tax described above under “Stated Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by non-U.S. holder at the time of death will be included in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to Non-U.S. Holders—Stated Interest” (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient). However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the acquisition and holding of the notes and the common stock that may be issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or a Plan subject to Section 4975 of the Code, (an “ERISA Plans”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and the common stock that may be issuable upon conversion of the notes of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law, as well as whether the investment will result in unrelated business taxable income (“UBTI”). Plan fiduciaries must make their own determinations regarding the investment, taking into consideration all of the specific facts and circumstances of the ERISA Plan and an investment in the notes and the common stock that may be issuable upon conversion of the notes.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA Plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. Whether or not our underlying assets are deemed to include “plan assets” as described below, the acquisition and/or holding of notes and the common stock that may be issuable upon conversion of the notes by an ERISA Plan with respect to which we, the guarantors or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the common stock that may be issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life

Certain ERISA considerations

insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and the common stock that may be issuable upon conversion of the notes may not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable Similar Laws.

Plan Asset Issues

Under ERISA and the regulations promulgated thereunder by the DOL (the “Plan Asset Regulations”) when a “benefit plan investor,” as defined in Section 3(42) of ERISA, acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the benefit plan investor’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation by “benefit plan investors” is insignificant because benefit plan investors hold, in aggregate, less than 25% of the total value of each class of equity interest in the entity (the “25% Test”) or that the entity is an “operating company,” as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors,” excluding equity interest held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I, Part 4 of ERISA or Section 4975 of the Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA), but only to the extent of the equity interest in such entity that is held by benefit plan investors. Governmental, certain church and foreign plans are not benefit plan investors for purposes of the 25% test. Thus, absent satisfaction of another exception under ERISA, if 25% or more of the value of any class of equity interests in us is held by benefit plan investors, an undivided interest in each of our underlying assets would be deemed to be “plan assets” of any ERISA Plan that invested in us.

The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. There can be no assurances that the notes would be characterized as debt rather than equity by the DOL, the IRS or any other relevant authority, or under applicable local law, but in any event the common stock that may be issuable upon conversion of the notes would be characterized as equity.

It is not anticipated that (i) the notes will constitute “publicly offered securities” for purposes of the Plan Asset Regulations, (ii) we will be an investment company registered under the Investment Company Act, or (iii) we will be in a position to monitor whether investment in the notes or the common stock that may be issuable upon conversion of the notes by “benefit plan investors” will be significant for purposes of the Plan Asset Regulations. It is, however, anticipated that we will qualify as an “operating company” within the meaning of the Plan Asset Regulations and that the common stock that may be issuable upon conversion of the notes will constitute “publicly offered securities,” although no assurances can be given in this regard in either case.

Certain ERISA considerations

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, (ii) the application of the reporting and disclosure requirements of ERISA to our assets and (iii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Governmental plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such plans should consult with their counsel before acquiring notes and the common stock that may be issuable upon conversion of the notes.

Representation

Accordingly, by its acceptance of a note or the common stock that may be issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the common stock that may be issuable upon conversion of the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes and the common stock that may be issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the common stock that may be issuable upon conversion of the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA and Section 4975 of the Code whether an exemption would be applicable.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriters named below. UBS Securities LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table:

Underwriters	Principal amount of notes
UBS Securities LLC	$360,000,000
J.P. Morgan Securities Inc.	180,000,000
PNC Capital Markets LLC	60,000,000

Total	$600,000,000

The underwriting agreement provides that the underwriters must buy all of the notes if they buy any of them. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The notes are offered subject to a number of conditions, including:

➢	receipt and acceptance of the notes by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this notes offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted the underwriters an option to buy up to $90.0 million principal amount of additional notes. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this notes offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option.

Commissions and Discounts

Notes sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to $13.50. Any of these securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount of up to $5.00. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per note and total underwriting discounts and commissions (expressed as a percentage of the principal amount of notes and as a dollar amount) we will pay to the underwriter, assuming both no exercise and full exercise of the underwriters’ option to purchase up to $90.0 million principal amount of additional notes:

	No Exercise	Full Exercise
Per note	2.25%	2.25%
Total	$13,500,000	$15,525,000

We estimate that the total expenses of this notes offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.

No Sales of Similar Securities

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and J.P. Morgan Securities, Inc., offer, sell, contract to sell, pledge or otherwise dispose of or hedge our common stock, any of our debt securities or any of our other securities that are substantially similar to our common stock or the notes, or any securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, these securities, subject to certain exceptions including, with respect to the Company, pursuant to the concurrent common stock offering, pursuant to our current employee benefit plans and compensation arrangements, issuances upon conversion of outstanding securities and warrants and the notes, and pursuant to an agreement which provides for the issuance of common stock or securities exchangeable for, exercisable for or convertible into shares of common stock in an amount not to exceed 5% of our common stock outstanding on the date of this prospectus supplement in connection with the acquisition of, or joint venture with, another company, provided that the recipients of such securities agree to be bound by these restrictions. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and J.P. Morgan Securities, Inc. may in their sole discretion release all or some of the securities from these lock-up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period,

➢	we issue an earnings release; or

➢	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period,

then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs; provided that the foregoing will not apply if, within 3 business days before the last day of the 90-day lock-up period, we deliver to UBS Securities LLC and J.P. Morgan Securities, Inc. an officers’ certificate certifying that our shares of common stock are “actively traded securities” within the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”).

Underwriting

Indemnification and Contribution

We have agreed to indemnify the underwriters and their controlling persons and certain affiliates against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters and these controlling persons and affiliates may be required to make in respect of those liabilities.

Listing and Trading

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by certain of the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Our common stock is listed on The New York Stock Exchange under the ticker symbol “MEE.”

Price Stabilization, Short Positions

In connection with this notes offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes or our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes or our common stock while this notes offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriters of a greater amount of notes than it is required to purchase in this notes offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which they may purchase notes through the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of notes in the open market that could adversely affect investors who purchased in this notes offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Underwriting

As a result of these activities, the price of the notes or our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Certain of the underwriters in the concurrent common stock offering are also underwriters for this notes offering. UBS Securities LLC is the dealer manager for the tender offer.

Notice to investors

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our notes shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our notes to be offered so as to enable an investor to decide to purchase or subscribe for our notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (3) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such person together being referred to as “relevant persons.” The notes and the shares of common stock underlying the notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes and common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Notice to investors

Switzerland

The notes and the shares of common stock underlying the notes may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement nor any other solicitation for investments in our notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our notes or our common stock underlying the notes on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The notes have not been and will not be approved by any Swiss regulatory authority. The notes offered hereby have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of the notes or shares of our common stock underlying the notes

Hong Kong

The notes and the shares of common stock underlying the notes may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our notes may be issued or may be in the possession of any person other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our notes and the shares of common stock underlying the notes may not be circulated or distributed, nor may our notes and the shares of common stock underlying the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor)

Notice to investors

whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our notes will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus supplement is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the notes.

The notes and the shares of common stock underlying the notes are not being offered in Australia to “retail clients” as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the notes has been prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our notes, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our notes will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our notes you undertake to us that, for a period of 12 months from the date of issue of the notes, you will not transfer any interest in the notes and the shares of common stock underlying the notes to any person in Australia other than a wholesale client.

Legal matters

Troutman Sanders LLP will pass upon the validity of the notes offered by this prospectus supplement. The validity of the notes offered by this prospectus supplement will be passed upon for the underwriters by Simpson Thacher  & Bartlett LLP.

Experts

The consolidated financial statements of Massey Energy Company at December 31, 2007 and for each of the three years in the period ended December 31, 2007, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for information superseded by information in this prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	The portions of our definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on April 15, 2008;

(2)	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

(3)	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(4)	Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 4, 2008;

(5)	Current report on Form 8-K, filed with the SEC on May 23, 2008;

(6)	Current report on Form 8-K, filed with the SEC on May 14, 2008;

(7)	Items 8.01 and 9.01 (Exhibit 99.2) of our current report on Form 8-K, filed with the SEC on April 4, 2008;

(8)	Current report on Form 8-K, filed with the SEC on March 14, 2008;

(9)	Current report on Form 8-K, filed with the SEC on February 21, 2008;

(10)	Current report on Form 8-K, filed with the SEC on January 17, 2008;

Incorporation of certain information by reference

(11)	Current report on Form 8-K, filed with the SEC on January 11, 2008; and

(12)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the completion of the offering to which this prospectus supplement relates or this offering is terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus supplement and the accompanying prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement and the accompanying prospectus. Statements contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

Where you can find more information

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

PROSPECTUS

MASSEY ENERGY COMPANY

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock, including shares of our common stock issuable upon conversion or exchange of convertible debt securities;

•	shares of our preferred stock;

•	warrants to purchase equity securities; and

•	debt securities (which may be guaranteed).

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 5, 2008

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of such document or any sale of the securities offered hereby.

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to the securities offered hereby. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference” before you make your investment decision.

In this prospectus, we refer to information regarding the coal industry in the United States from Energy Ventures Analysis, Inc. (the “EVA”). We are not affiliated with the EVA and the EVA is not aware of and has not consented to being named in this prospectus. Although we believe that this information is reliable, we have not independently verified the accuracy or completeness of this information.

Unless the context otherwise indicates, references to “Massey,” “we,” “us,” “our,” and “Company” in this prospectus refer to Massey Energy Company and its subsidiaries, and references to “A.T. Massey” are to A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary.

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MASSEY ENERGY COMPANY

Overview

We are one of the premier coal producers in the United States. As measured by 2007 revenue, EVA ranks us as the fourth largest United States coal company in terms of produced coal revenues. We are the largest coal company in Central Appalachia, our primary region of operation, in terms of revenue, tons produced and total coal reserves.

We produce, process and sell bituminous coal of various steam and metallurgical grades, primarily of a low sulfur content, through our 23 processing and shipping centers, many of which receive coal from multiple mines. At June 30, 2008, we operated 57 mines, including 43 underground (two of which employ both room and pillar and longwall mining) and 14 surface (with nine highwall miners in operation) in West Virginia, Kentucky and Virginia. The number of mines that we operate may vary from time to time depending on a number of factors, including the existing demand for and price of coal, exhaustion of economically recoverable reserves and availability of experienced labor.

Customers for our steam coal product include primarily electric power utility companies who use our coal as fuel for their steam-powered generators. Customers for our metallurgical coal include primarily steel producers who use our coal to produce coke, which is in turn used as a raw material in the steel manufacturing process.

Corporate Information

A.T. Massey was originally incorporated in Richmond, Virginia in 1920 as a coal brokering business. In the late 1940s, A.T. Massey expanded its business to include coal mining and processing. In 1974, St. Joe Minerals acquired a majority interest in A.T. Massey. In 1981, St. Joe Minerals was acquired by Fluor Corporation. A.T. Massey was wholly owned by Fluor Corporation from 1987 until November 30, 2000. On November 30, 2000, we completed a reverse spin-off which separated Fluor Corporation into two entities: the “new” Fluor Corporation and Fluor Corporation which retained our coal-related businesses and was subsequently renamed Massey Energy Company. Massey Energy Company has been a separate, publicly traded company since December 1, 2000.

Our principal executive offices are located at 4 North 4th Street, Richmond, Virginia 23219. Our telephone number is (804) 788-1800. Our website is www.masseyenergyco.com. Information on our website is not part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make certain comments and disclosures in this prospectus, any prospectus supplement and the documents incorporated by reference that may be forward-looking in nature. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings, and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will” and similar words or statements are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions, as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances and events beyond our control. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

(i)	our cash flows, results of operation or financial condition;

(ii)	the successful completion of acquisition, disposition or financing transactions and the effect thereof on our business;

(iii)	governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customer’s coal usage;

(iv)	legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto;

(v)	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

(vi)	our production capabilities to meet market expectations and customer requirements;

(vii)	our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts;

(viii)	our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner;

(ix)	the cost and availability of transportation for our produced coal;

(x)	our ability to expand our mining capacity;

(xi)	our ability to manage production costs, including labor costs;

(xii)	adjustments made in price, volume or terms to existing coal supply agreements;

(xiii)	the worldwide market demand for coal, electricity and steel;

(xiv)	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy;

(xv)	competition among coal and other energy producers, in the Unites States and internationally;

(xvi)	our ability to timely obtain necessary supplies and equipment;

(xvii)	our reliance upon and relationships with our customers and suppliers;

(xviii)	the creditworthiness of our customers and suppliers;

(xix)	our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs;

(xx)	our assumptions and projections concerning economically recoverable coal reserve estimates;

(xxi)	our failure to enter into anticipated new contracts;

(xxii)	future economic or capital market conditions;

(xxiii)	foreign currency fluctuations;

(xxiv)	the availability and costs of credit, surety bonds and letters of credit that we require;

(xxv)	the lack of insurance against all potential operating risks;

(xxvi)	our assumptions and projections regarding pension and other post-retirement benefit liabilities;

(xxvii)	our interpretation and application of accounting literature related to mining specific issues; and

(xxviii)	the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including, without limitation, the risk factors described above in any prospectus supplement, the documents incorporated by reference, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that we have filed, or will file, with the Securities and Exchange Commission (“SEC”), and other factors that may be included in our filings with the SEC.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures, working capital and any other purposes that may be stated in any prospectus supplement. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five years:

	YEAR ENDED DECEMBER 31,								SIX MONTHS ENDED JUNE 30,
	2007	2006	2005		2004		2003		2008		2007
Ratio of earnings to fixed charges(1)(2)	2.5	1.4	—	(1)	—	(1)	—	(1)	—	(1)	2.7

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes plus fixed charges. “Fixed charges” consist of interest and debt expense, capitalized interest and a portion of rent expense we believe to be representative of interest. Earnings for the years ended December 31, 2005, 2004 and 2003 and the six months ended June 30, 2008, were inadequate to cover fixed charges, with a deficiency of $75.4 million, $5.6 million, $60.6 million and $72.5 million, respectively.
(2)	There were no preferred stock dividends during any of the periods presented above. As a result, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF OUR COMMON STOCK

We are incorporated in Delaware. The rights of our stockholders are governed by Delaware law and our restated certificate of incorporation and restated bylaws. The following briefly summarizes the provisions of Delaware law, our restated certificate of incorporation and restated bylaws that would be important to holders of our securities. The following description is not complete and is subject to, and qualified in its entirety by reference to, Delaware law and the terms and provisions of our restated certificate of incorporation and restated bylaws. In this section, all references to “Massey,” “we,” “us” or similar references mean only Massey Energy Company and do not include its subsidiaries.

General

Our restated certificate of incorporation authorizes the issuance of 150 million shares of common stock, $0.625 par value per share. As of June 30, 2008, there were 80,765,855 shares of common stock issued and outstanding, which were held by approximately 6,677 stockholders of record.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders, except the election of directors as to which our restated certificate of incorporation grants cumulative voting rights to stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power.

Under our restated bylaws, stockholder action is effective upon majority vote. However, an affirmative vote of the holders of at least 80% of the voting power of our outstanding shares is required for the approval of any proposal to amend or repeal our restated bylaws or to:

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merge or consolidate with another corporation that, together with its affiliates, beneficially owns more than 5% of the voting power of our outstanding shares (such other corporation and its affiliates referred to as a “related corporation”);

•	sell or exchange all or substantially all of our assets or business to or with a related corporation; or

•	issue or deliver any stock or other securities in exchange or payment for any assets or property of, or securities issued by, a related corporation;

unless such actions are approved by our board of directors before the acquisition by the related corporation of beneficial ownership of more than 5% of the voting power of our outstanding shares.

Furthermore, the affirmative vote of the holders of at least 80% of the voting power of our outstanding shares must approve changes to provisions in our restated certificate of incorporation relating to:

•	amendment of our restated certificate of incorporation or restated bylaws;

•	classification of our board of directors;

•	prohibition of stockholder action without a meeting;

•	cumulative voting;

•	vote required for certain extraordinary transactions with related corporations; and

•	appraisal rights.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up.

Classification of Our Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our directors are elected each year. We believe that a classified board of directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors because a majority of the directors at any given time will have prior experience as directors of Massey Energy. This provision should also help to ensure that, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock we will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all of our stockholders.

A classified board of directors could prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the third party obtains the controlling stock interest. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Massey Energy and could thus increase the likelihood that incumbent directors will retain their positions.

Miscellaneous

Holders of our common stock have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us, and the holders of our common stock will not be liable for any of our liabilities. All of the outstanding shares of our common stock are, and any common stock issued and sold pursuant to this prospectus and any prospectus supplement will be, fully paid and nonassessable.

Our common stock is listed on the NYSE under the symbol “MEE.”

Anti-Takeover Provisions of Our Restated Certificate of Incorporation and Restated Bylaws and Delaware Law

General

Our restated certificate of incorporation, restated bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of impeding the acquisition of control of Massey Energy by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our stockholders.

Restated Certificate of Incorporation and Bylaw Provisions

Preferred Stock. Under our restated certificate of incorporation, our board of directors has the authority, without further stockholder approval, to issue preferred stock in series and to fix the designations, voting power, preferences and rights of the shares of each series and any qualifications, limitations or restrictions with respect to that series. Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of

Massey Energy by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Massey Energy without any further action by our stockholders.

Other Provisions. Other provisions of our restated certificate of incorporation and restated bylaws that may make replacing our board more difficult include:

•	80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to our restated certificate of incorporation and restated bylaws;

•	classification of our board of directors;

•	prohibition on stockholders calling a meeting or acting by written consent;

•	requirements for advance notice for raising business or making nominations at stockholder meetings; and

•	ability of our board of directors to increase the size of the board and fill vacancies on the board.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit us from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

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before the date that the person became an interested stockholder, our board of directors approved the transaction or business combination that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•

on or after the date that the person became an interested stockholder, the business combination is approved by our board of directors and by the holders of at least 66 2/3% of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our outstanding voting stock.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Limitation of Liability and Indemnification Matters

Our restated certificate of incorporation requires that our directors and officers be indemnified to the maximum extent permitted by Delaware law.

Our restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

DESCRIPTION OF PREFERRED STOCK

Our restated certificate of incorporation authorizes the issuance of 20 million shares of preferred stock. As of the date hereof, there were no shares of our preferred stock outstanding. The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

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the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

whether the shares of the preferred stock being offered will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the Delaware General Corporation Law to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of the New York Stock Exchange. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be governed by an indenture among us, the guarantors parties thereto and Wilmington Trust Company, as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices.

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are filed as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities of the series (which shall distinguish the debt securities of the series from debt securities of any other series);

•

any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under this indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to specified provisions of the indenture);

•

the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•

the date or dates on which the principal of any debt securities of the series is payable or the method by which such date shall be determined and the right, if any, to shorten or extend the date on which the principal of any debt securities of the series is payable and the conditions to any such change;

•

the rate or rates at which any debt securities of the series shall bear interest, if any, or the method by which such rate or rates shall be determined; the date or dates from which any such interest shall accrue; the interest payment dates on which any such interest shall be payable; the manner (if any) of determination of such interest payment dates; and the regular record date, if any, for any such interest payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the terms of such extension or extensions;

•

the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable and whether, if acceptable to the trustee, any principal of such debt securities shall be payable without presentation or surrender thereof;

•

the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•

the obligation, if any, of the company to redeem or purchase any debt securities of the series pursuant to any sinking fund, purchase fund or analogous provisions or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities of the series shall be issuable;

•

if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•

if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such debt securities as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	if either or both of legal defeasance and covenant defeasance provisions do not apply to any debt securities of the series;

•	if the debt securities of the series are convertible or exchangeable into our common stock or other securities;

•

if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more global debt securities and, in such case, the respective depositary or depositaries for such global debt securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of that set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition, modification or deletion of any events of default or covenants provided with respect to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable; and

•	any other terms of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees described below are governed by the laws of the State of New York.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date.

We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Form, Exchange, Registration and Transfer

Unless otherwise provided in a prospectus supplement, we intend to issue debt securities only in registered global form.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture are guaranteed (each, a “guarantee”) by the subsidiaries that guarantee our outstanding senior and convertible notes, which represent substantially all of our subsidiaries. Certain future subsidiaries will not be required to become guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us or to their guarantor parents.

The obligations of each subsidiary guarantor under its guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of any such subsidiary guarantor under its guarantee not constituting a fraudulent conveyance, fraudulent transfer or similarly avoidable transaction under U.S. federal or state law. Each subsidiary guarantor that makes a payment or distribution under its guarantee is entitled to a contribution from each other subsidiary guarantor in a pro rata amount based on net assets of each subsidiary guarantor.

A subsidiary guarantor will be released and relieved of any obligations under its guarantee:

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in the event of a sale or other disposition of all of the assets of any subsidiary guarantor, by way of merger, amalgamation, consolidation, plan of arrangement or otherwise, or a sale or other disposition of all the equity interests of any subsidiary guarantor then held by us and our subsidiaries; or

•	if the subsidiary guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, us or another subsidiary guarantor in a compliance with the indenture.

Additional Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, we will covenant with respect to the debt securities of each series that if any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to us or another subsidiary or non-recourse indebtedness), including any guarantee of any of our or our subsidiary’s indebtedness (other than a guarantee of indebtedness owing to us or our subsidiary), then we shall cause such subsidiary to:

•	execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such subsidiary shall issue a guarantee; and

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deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture and guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

Thereafter, such subsidiary shall be a guarantor for all purposes of the indenture. We may cause any other subsidiary of ours to issue a guarantee and become a guarantor. At any time all the indebtedness and guarantees of indebtedness of such guarantor are repaid or released without further obligation by such subsidiary, such subsidiary need no longer be a guarantor for purposes of this covenant, and the trustee shall promptly execute such documents and instruments as we or such subsidiary may request to evidence the termination of the guarantee.

“Non-recourse indebtedness” means indebtedness of a subsidiary:

(1)	as to which neither we nor any guarantor (a) provides credit support of any kind (including any undertaking, indemnity, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the debt securities of the particular series) of us or any guarantor to declare a default on the other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse to the equity interests or assets of us or any of the guarantors.

Except to the extent otherwise provided in the applicable prospectus supplement, we and our subsidiaries shall not be required to comply with the provisions of this covenant during any Suspension Period.

“Suspension Period” means any period in which the debt securities are rated Investment Grade by both Rating Agencies and no Default has occurred and is continuing under the indenture.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means S&P and Moody’s.

“Default” means (1) any event of default under the indenture or (2) any event, act or condition that, after notice or the passage of time or both, would be an event of default.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, each of the following will constitutes an event of default with respect to the debt securities of each series:

•	default in the payment of any interest when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of principal of or any premium on any debt security when it becomes due and payable;

•	default in the making of any sinking fund payment, when and as due by the terms of any debt security, and continuance of such default for a period of 30 days;

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default in the performance, or breach, of any covenant or warranty of ours or of any guarantor in the indenture and continuance of such default or breach for a period of 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, provided such written notice specifies such default or breach and requires it be remediated and states that such notice is a “notice of default” under the indenture;

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a default under any debt by us or any subsidiary of ours that results in the acceleration of the maturity of such debt or failure to pay any such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25 million or its foreign currency equivalent at the time and such debt is not discharged or the acceleration is not annulled within seven days of written notice of acceleration;

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any guarantee of any Significant Subsidiary (as defined below) ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid by a court of competent jurisdiction or any such guarantor denies in writing its liability under its guarantee (other than by reason of release of any such guarantor from its guarantee in accordance with the terms of the indenture and the guarantee);

•	and certain events of bankruptcy, insolvency and reorganization (each, a “bankruptcy event”).

“Significant Subsidiary” means (1) any guarantor that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on the first date of issuance of the debt securities of a series and (2) any guarantor that, when aggregated with all other guarantors that are not otherwise Significant Subsidiaries and as to which any bankruptcy event has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of a series, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and additional interest, if any, on all such debt securities then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and additional interest, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the debt securities to the contrary. If any event of default specified in the last bullet point above occurs, all unpaid principal of, and accrued and unpaid interest and additional interest, if any, on the debt securities of a series then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 60 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or additional interest, if any, on, or any sinking fund or purchase fund installment with respect to, the debt securities) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may rescind any acceleration of such debt securities and its consequences if all existing events of default (other than the nonpayment of principal of, interest and additional interest, if any, on such debt securities that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding may, on behalf of the holders of all such debt securities, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, premium, if any, or interest on such debt securities (other than the non-payment of principal of, premium, if any, interest and additional interest, if any, on such debt securities that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of such debt securities.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture and are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Modification

There are three types of changes we, the guarantors and the trustee can make to the indenture and the debt securities through a supplemental indenture.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indenture or your debt securities without your specific approval. Following is a list of those types of changes:

•	a reduction in any premium payable upon the redemption of any debt securities;

•	a reduction of the principal of or change the fixed maturity of any debt security;

•	a change in the payment due date of the principal or interest on a debt security;

•	a reduction of the rate of or change the time or place for payment of interest on any debt securities;

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a reduction in the amount of the principal of an original issue discount debt security or any other debt security which would be due and payable upon a declaration of acceleration of maturity in accordance with the indenture, or an impairment in the right to institute suit for the enforcement of any such payment on or after the fixed maturity thereof or redemption date;

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a waiver a default or event of default in the payment of principal of, premium, if any, interest or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	the making of any note payable in money other than that stated in the indenture and the debt securities;

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a reduction in the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences) provided for in the indenture;

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the making of any change in the provisions described in this “Changes Requiring Your Approval” section or the provisions of the indenture relating to waivers of past defaults or waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;

•	a modification of any rights of holders to receive payments of principal of, premium, if any, interest or additional interest, if any, on the debt securities;

•	the making of any change to the abilities of holders of debt securities to enforce their rights under the indenture or the foregoing provisions or this provision;

•	a modification in the ranking provisions of the indenture in a manner adverse to the holders of debt securities; or

•	any other change specified in the prospectus supplement or other offering document relating to the debt securities of that series.

Changes Requiring a Majority Vote

The second type of change to the indenture and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

The third type of change to the indenture and the debt securities is the kind that requires no consent from holders of debt securities. Without the consent of any holder, we, the guarantors and the trustee may amend or supplement the indenture and debt securities of any series to:

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evidence the succession of another person to us or a guarantor and the assumption by any such successors of the respective obligations of us or a guarantor, as the case may be, under the indenture and in the debt securities and note guarantees in accordance with the indenture;

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cure any ambiguity, defect, omission or inconsistency or make any other changes in the provisions of the indenture which we or a guarantor may deem necessary or desirable, provided such amendment does not materially and adversely affect the rights of the holders of any series of debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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provide for the assumption of our obligations to holders of any series of debt securities in the circumstances required under the indenture as described under “Merger, Consolidation and Sale of Assets;”

•	provide for exchange rights of holders of any series of debt securities in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	add guarantees with respect to any series of debt securities;

•	secure any series of debt securities;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

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add covenants of Massey and/or the guarantors for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon us or the guarantors with respect to all or any debt securities;

•	add additional events of default for the benefit of the holders of all or any series of debt securities;

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comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar with respect to the provisions of the indenture or any series of debt securities relating to transfers and exchange of such debt securities;

•	conform the indenture to the description of any series of debt securities contained in the relevant prospectus supplement or other offering document therefor;

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add, change or eliminate any provision of the indenture in respect of one or more series of debt securities, provided such addition, change or elimination (i) does not apply to any series of debt securities then outstanding and entitled to the benefit of such provision or modify the rights of the holders of any such debt securities or (ii) becomes effective only when there is no such debt security outstanding;

•	provide for the release of a guarantor of the debt securities in accordance with the indenture;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

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add or change any provision of the indenture necessary to allow for the issuance of the debt securities in bearer form, registrable or not as to principal, and with or without coupons, or to facilitate the issuance of debt securities in uncertificated form;

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make any change that would provide any additional rights or benefits to the holders of any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Reporting

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with Section 314(a) of the Trust Indenture Act.

Consolidation, Merger and Sale of Assets

We may not, in a single transaction or series of related transactions, consolidate, amalgamate or merge with or into any other person, including any other entity, or sell, assign, convey, transfer or lease our properties and assets, as an entirety or substantially as an entirety, to any person or persons unless:

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we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person or group of affiliated persons to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

Unless a guarantor is released from its guarantee as provided under “Additional Guarantees,” no guarantor may consolidate or amalgamate with or amalgamate with or merge with or into (whether or not such guarantor is the surviving person) another person or (ii) sell, assign, transfer, lease, convey or otherwise dispose of its properties or assets as an entirety or substantially as an entirety to another person or persons unless:

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such guarantor will be the surviving or continuing person or the person, if other than such guarantor or us, formed by or surviving any such consolidation or merger, amalgamation or the person acquiring the property or assets in any such sale, assignment, transfer, lease, conveyance or other disposition or plan of arrangement expressly assumes all of the obligations of such guarantor under its guarantee and the indenture; and

•	immediately after giving effect to such transaction, there is no default and no event of default under the indenture.

If we or a guarantor consolidates, amalgamates with or merges into any other corporation or sells, assigns, conveys, transfers or leases our or such guarantor’s property and assets as an entirety or substantially as an entirety as described in the preceding paragraphs, the successor person shall succeed to and be substituted for us or such guarantor, and may exercise our rights and powers under the indenture, the debt securities and the guarantees and after any such contemplated transaction, except in the case of a lease, we or such guarantor will be relieved of all obligations and covenants under the indenture, the debt securities and the guarantee of such guarantor.

Limitation on Liens

With certain exceptions set forth below, the indenture provides that neither we nor any of our subsidiaries will, while any of the debt securities are outstanding, create, or suffer to be created or to exist any Lien upon any Principal Property of ours or our subsidiaries to secure any indebtedness, unless the debt securities then outstanding are secured by such Lien on an equal and ratable basis with the indebtedness so secured until such time as such indebtedness is no longer secured.

The indenture provides that the restriction on creating, incurring or suffering to be created or to exist any Lien, or any agreements, will not apply to:

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any purchase money Lien upon any Principal Property acquired by us or any of our subsidiaries, or any Lien existing on any Principal Property at the time of the acquisition thereof (including any Lien which exists on any Principal Property of a Person which is consolidated with or merged with or into us or any of our subsidiaries or which transfers or leases all or substantially all of its properties to us or any of our subsidiaries), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any Principal Property hereafter acquired; provided, however, that no such Lien extends to or covers any other property of us or our subsidiaries;

•	any Lien upon any Principal Property of us or our subsidiaries existing as of the date of the initial issuance of a series of debt securities;

•	Liens for taxes or assessments or other governmental charges or levies;

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pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable;

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pledges or deposits or similar Liens to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which we or any of our subsidiaries is a party; pledges or deposits or similar Liens to secure public or statutory obligations of us or any of our subsidiaries; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business;

•	Liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

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Liens incurred in connection with the issuance of bankers’ acceptances and lines of credit, bankers’ liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

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Liens on or with respect to coal, gas, hydrocarbon or mineral properties not fully developed securing Indebtedness, the proceeds of which are used to finance or refinance the development of such properties;

•	Liens on or with respect to mineral rights held under option but not owned by us or any of our subsidiaries;

•	Liens on or with respect to ores, concentrates, metals or other raw materials or products incurred in the ordinary course of business in connection with the importation, purchase or sale thereof;

•	Liens in favor of us or any of our affiliates;

•	Liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements);

•	leases made, or existing on property acquired, in the ordinary course of business;

•	Liens securing industrial revenue or pollution control bonds;

•	Liens on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of ours, including the debt securities;

•	Liens created in connection with, and created to secure, a non-recourse obligation;

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zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in our opinion, materially impair the use of such property in the operation of our or our subsidiaries’ businesses or the value of such property for the purpose of such business;

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any Lien securing indebtedness which may be issued by us in connection with our consolidation or merger with or into any other person (which may be an affiliate of ours) in exchange for or otherwise in substitution for secured indebtedness of such person (“Third Party Debt”) which by its terms (i) is secured by a Lien on all or a portion of the property of such person, (ii) prohibits secured indebtedness from being incurred by such person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (iii) prohibits secured indebtedness from being incurred by such person;

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any Lien securing indebtedness of any person which is required to be assumed by us in connection with a consolidation or merger of such person, with respect to which any of our property is subjected to a Lien;

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any Lien upon any Principal Property acquired, constructed, developed or improved by us or any of our any of our subsidiaries (whether alone or in association with others) after the date of the indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by us or any of our subsidiaries other than theretofore unimproved real property;

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the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to in any of the bullet points above, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

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any other Lien not excepted by the foregoing bullet points; provided that immediately after the creation or assumption of such Lien, the aggregate principal amount of our indebtedness for borrowed money secured by all Liens created or assumed under the provisions of this bullet point and any of the foregoing bullet points does not exceed an amount equal to 15% of our Consolidated Net Tangible Assets.

“Lien” means any mortgage, lien, pledge charge, security interest or other encumbrance.

“Principal Property” means any single office building, manufacturing or processing plant, warehouse or other similar facility owned by us, the book value of the property, plant and equipment of which, net of depreciation, is not less than 2% of our Consolidated Net Tangible Assets; provided, however, that “Principal Property” does not include (a) any such plant or facility (i) that is owned jointly or in common with one or more Persons other than us and our subsidiaries, in which our interest and that of our subsidiaries does not exceed 50%, or (ii) which our board of directors determines by resolution in good faith is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries as an entirety; or (b) any portion of any such plant or facility which the our board of directors determines by resolution in good faith not to be of material importance to the use or operation thereof.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deducted items), after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (b) all current liabilities, as reflected in our latest audited consolidated balance sheet contained in the our most recent annual report to our stockholders.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Discharge

Unless otherwise indicated in the applicable prospectus supplement, we may satisfy and discharge our obligations under the indenture as to a series of debt securities by delivering to the securities registrar for cancellation all outstanding debt securities of such series or by depositing with the trustee or delivering to the holders of such debt securities, as applicable, after such debt securities have become due and payable, whether at stated maturity, or any redemption or purchase date, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“legal defeasance”) except for:

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the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, and premium and interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

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our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust and with respect to the compensation and reimbursement of the trustee;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and similar events) described under “Events of Default” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specific conditions, including:

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we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, government securities, or a combination thereof, in amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•	no event of default shall have occurred and be continuing;

•	if securities are to be redeemed prior to maturity, notice of redemption shall have been duly given;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating the conditions to legal defeasance or covenant defeasance have been complied with;

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in the case of legal defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

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in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements of Massey Energy Company at December 31, 2007 and for each of the three years in the period ended December 31, 2007, appearing in Massey Energy Company’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Massey Energy Company’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for information superseded by information in this prospectus or any prospectus supplement. We incorporate by reference the documents listed below. The documents filed by us which we incorporate by reference include:

(1)	The portions of our definitive proxy statement on Schedule 14A that were deemed “filed” with the SEC under the Exchange Act on April 15, 2008;

(2)	Annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008;

(3)	Quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008;

(4)	Quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 4, 2008;

(5)	Current report on Form 8-K, filed with the SEC on May 23, 2008;

(6)	Current report on Form 8-K, filed with the SEC on May 14, 2008;

(7)	Items 8.01 and 9.01 (Exhibit 99.2) of our current report on Form 8-K, filed with the SEC on April 4, 2008;

(8)	Current report on Form 8-K, filed with the SEC on March 14, 2008;

(9)	Current report on Form 8-K, filed with the SEC on February 21, 2008;

(10)	Current report on Form 8-K, filed with the SEC on January 17, 2008;

(11)	Current report on Form 8-K, filed with the SEC on January 11, 2008; and

(12)	The description of our common stock contained in our current report on Form 8-K, filed with the SEC on May 24, 2001.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, from the date of this prospectus until the completion of the offerings to which this prospectus relates or the offerings are terminated, shall also be deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

You may request a copy of the above-documented filings at no cost by telephone at (886) 814-6512 or by writing to us at Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Copies of our reports, proxy statements, and other information may be inspected at the public reference facilities maintained by the SEC:

Public Reference Room

Securities and Exchange Commission

100 F Street, NE

Washington D.C. 20549

Copies of these materials may be obtained by mail at prescribed rates from the public reference section of the SEC at the address indicated above or by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available, free of charge through our website, www.masseyenergyco.com, our annual report, quarterly reports, current reports, proxy statements, section 16 reports and other information (and any amendments thereto) as soon as practicable after filing or furnishing the material to the SEC, in addition to, our Corporate Governance Guidelines, codes of ethics and the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental, and Public Policy Committees. These materials also may be requested at no cost by telephone at (866) 814-6512 or by mail at: Massey Energy Company, Post Office Box 26765, Richmond, Virginia 23261, Attention: Investor Relations.